Certain information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

PROGRAM MANAGEMENT AGREEMENT

This PROGRAM MANAGEMENT AGREEMENT (together with all Program Schedules, exhibits, schedules and addenda, including as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of March 1, 2026 (the “Effective Date”), is made by and between COLUMN NATIONAL ASSOCIATION, a national banking association (“Bank”), and REGIONAL MANAGEMENT CORP., a Delaware corporation (“Company”).

RECITALS

WHEREAS, Company facilitates the origination of consumer loans on a nationwide basis;

WHEREAS, Bank is in the business of providing various banking services, including the maintenance of deposit accounts, card offerings and services, and other financial services and products customarily provided by an insured depository institution (“Services”); and

WHEREAS, the Parties desire to establish one or more programs under which the Parties will cooperate to offer customers various banking services through the Platform, as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company mutually agree as follows:

Article 1

DEFINITIONS AND RULES OF CONSTRUCTION
1.1
Definitions. Unless otherwise defined, capitalized terms used in the Agreement and in the applicable Program Schedules shall have the meanings ascribed as follows:

“Account” means, as applicable, (i) a deposit account issued to an Accountholder; (ii) a sub-account of any omnibus account established and maintained by Bank and allocated to a specific Accountholder; (iii) Consumer Credit Product originated by Bank; or (iv) such other accounts issued to Accountholders by Bank for the receipt of Services in connection with a Program.

“Account Agreement” means (i) the agreement between Bank and an Accountholder containing the terms and conditions governing the Account, including all disclosures required by Applicable Law and Bank’s privacy notice or (ii) a Loan Agreement.

“Account Application” means an application for an Account made by an Applicant to Bank through the Platform or other approved channels. “Account Application” includes any conditional acceptance that a Person submits to the Bank for a firm offer of credit.

“Accountholder” means (i) a Person to whom Bank issues an Account or that otherwise receives Services in connection with a Program or (ii) a Borrower.

“Accountholder Data” means all data or information pertaining to Accountholders, including information (i) provided by an Applicant or Accountholder to obtain an Account or Services; (ii) about an Accountholder resulting from any transaction involving a Program, Account or Service; or (iii) otherwise obtained or generated by a Party or their subcontractors in the course of their activities in connection with this Agreement, a Program, or a Service. “Accountholder Data” includes, but is not limited to, “Cardholder Data” as defined under PCI-DSS and nonpublic personal information as defined under the Gramm-Leach-Bliley Act of 1999 and implementing regulations that is subject to protection from publication under Applicable Laws; provided Accountholder Data shall not include aggregate data that does not identify any specific Applicant or Accountholder.

“Accountholder File” means the information and documentation collected by and relied on by Company in verifying the identity of an Applicant or Accountholder, and any and all information and documentation collected as part of Company’s customer due diligence and enhanced due diligence processes in accordance with Company’s policies and procedures approved by Bank for use in a Program. The Accountholder File includes but is not limited to the information and documentation set forth in Exhibit E of this Agreement.

“ACH” means the Automated Clearinghouse.

“Affiliate” means, with respect to a Party, a Person who directly or indirectly controls, is controlled by or is under common control with the Party. For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of fifty percent (50%) or more of the voting securities of such Person.

“Affiliated Critical Service Provider” has the meaning set forth in Section 3.10.3.

“Applicable Law” means all federal, state and local laws, statutes, regulations and orders applicable to a Party or relating to or affecting any aspect of any Program, including the Accounts and the Program promotional and marketing materials, all requirements of any Regulatory Authority having jurisdiction over a Party, and Network Rules, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the Term.

“Applicant” means a Person who has completed an Account Application.

“Approved Channels” means types of marketing channels through which the Program may be offered to Persons, (e.g., store fronts, direct mail), in each case, as approved by Bank in writing, in its sole discretion. For example, offering the Program through store fronts or through online lead generators are types of marketing channels that require the Bank’s written approval.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Bank and/or Company, or their Affiliates, as applicable, from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means all anti-money laundering laws, rules and regulations of any jurisdiction applicable to Bank and/or Company, or their Affiliates, as applicable, including the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., and Regulation X promulgated thereunder, the applicable sections of the Patriot Act and implementing regulations related to Know-Your-Customer and Customer Identification Programs.

“[***]” means [***].

“Beneficial Owner” has the meaning assigned under 31 C.F.R. § 1010.230(d), including as it may be amended from time to time.

“BIN” means a bank identification number or similar identifier assigned to Bank by a Network for the purposes of identifying and routing electronic payment transactions.

“Borrower” means, with respect to any Consumer Credit Product, each Person who is a borrower under such Consumer Credit Product and each other obligor (including any co-signor or guarantor) of the payment obligation for such Consumer Credit Product.

“Brand Guidelines” means Bank’s policies and requirements for Company’s use of Bank’s Marks in connection with a Program, which may be updated from time to time upon written notice to Company.

“Business Day” means any day, other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in the State of California are authorized or obligated by law or executive order to be closed.

“Change of Control” means (i) an acquisition of Control of a Party by any Person or (ii) the sale by a Party of all or substantially all of its assets to any Person.

“Closed-End Consumer Credit Product” means any closed-end consumer credit products made by Bank that may hereafter be offered under a Program from time to time upon written agreement of the Parties.

“[***]” means [***].

“Confidential Information” means the terms and conditions of this Agreement and any confidential, proprietary or non-public information related to an Account, of an Accountholder or of a Party, including a Party’s proprietary marketing plans and objectives, that is furnished to the other Party, either directly or indirectly, in writing, orally or by inspection of intangible objects (including, documents), in connection with this Agreement. “Confidential Information” includes (i) the Program Policies; (ii) business information (including products and services, employee information, business models, know-how, strategies, designs, reports, data, research, financial information, pricing information, corporate client information, market definitions and information, and business inventions and ideas), and (iii) technical information including software, source code, documentation, algorithms, models, developments, inventions, processes, ideas, designs, drawings, hardware configuration, and technical specifications, including computer terminal specifications, the source code developed from such specifications.

“Consumer Product” means an Account issued by Bank and other Consumer Credit Product originated by Bank pursuant to a Program.

“Consumer Credit Product” means each Closed-End Consumer Credit Product and each Open-End Consumer Credit Product originated by Bank pursuant to a Program.

“[***]” means [***].

“Control” means the possession either directly or indirectly of the power to direct or cause the direction of a Person’s management or policies whether through the ownership of voting securities, by contract or otherwise. Such control shall be presumed in the event that a third party acquires fifty percent (50%) or more of the voting securities of such Person.

“Control Person” means, with respect to Company, (i) any officer, director, manager, shareholder or member of Company, (ii) any Person participating in the Control of Company’s business, and (iii) any Person having the power to direct the management or policies of Company.

“Critical Service Provider” means any Service Provider that (i) has access to, stores, transmits, or processes Accountholder Data; (ii) interacts directly with, or has a significant impact on, Applicants and Accountholders in connection with a Program; (iii) involves significant Bank functions or other activities that could cause Bank to face significant risk if such Critical Service Provider fails to meet expectations; (iv) requires significant Bank investment or resources to implement such service or manage the risk; or (v) has otherwise been determined by Bank, in its sole, reasonable discretion, to be a Critical Service Provider; provided, however, that Bank may in its sole discretion determine and communicate in writing that a Service Provider that meets this definition of Critical Service

Provider will not be treated as a Critical Service Provider under this Agreement or will not be subject to certain requirements otherwise applicable to a Critical Service Provider under this Agreement.

“FDIC” means the Federal Deposit Insurance Corporation.

“Financial Covenants” means each of the following:

(i)
As of the end of each fiscal month, the sum of the Company’s Unrestricted Cash and committed availability under financing lines or forward flow agreements shall be [***]; and
(ii)
As of the end of each fiscal month, Company shall have a Leverage Ratio not to exceed (a) [***]; or (b) [***].

“Financing Transaction” has the meaning set forth in that certain Consumer Loan Program Schedule attached as Schedule 1 hereto.

“GAAP” means United States generally accepted accounting principles.

“Government List” means (i) the Annex to Presidential Executive Order 13224 (Sept. 23, 2001), (ii) OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including the OFAC website, http://www.treasury.gov/ofac/ downloads/t11sdn.pdf or any successor website or webpage) and (iii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained by a Regulatory Authority that Bank notifies Company in writing is now included in “Government List.”

“Insolvent” means, with respect to any specified Person, the failure of such Person to pay debts in the ordinary course of business, the inability of such Person to pay its debts as they come due or the condition whereby the sum of such Person’s debts is greater than the sum of its assets.

“Intellectual Property” means, with respect to the applicable materials, all right, title and interest in all intellectual property rights, including but not limited to, Marks, rights in patents, trade secrets, copyrights, trademarks, trade dress and service marks, and including but not limited to the right to distribute, sell, modify, reproduce, publish, display, perform, prepare derivative works and all other intellectual property rights relating thereto.

“Interagency Guidance on Third-Party Relationships” means the Interagency Guidance on Third-Party Relationships: Risk Management (88 Fed. Reg 37920, June 6, 2023) jointly issued by The Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency, or such successor or replacement guidance on third-party risk management as may be in effect from Bank’s Regulatory Authorities from time to time.

“Leverage Ratio” means, as of the end of any calendar month, the ratio of (a) [***] to (b) [***] .

“Loan” means a consumer loan in connection with Closed-End Consumer Credit Products made by Bank to a Borrower under the Program.

“Loan Advance” means, with respect to any Open-End Consumer Credit Product, an extension of credit made by Bank to a Borrower under the Program pursuant to an Account.

“Loan Agreement” means the agreement between Bank and a Borrower containing the terms and conditions governing the Consumer Credit Product, including all disclosures required by Applicable Law and Bank’s privacy notice.

“Losses” means all claims, actions, liability, losses, judgments, damages, settlements, orders, offsets, fines, penalties and costs and expenses of any nature, including reasonable attorneys’ fees. Losses do not include internal personnel costs.

“Marks” means a Party’s trademarks, trade names, service marks, logos, brands, corporate names, trade dress, domain names, social media usernames, and other source identifiers or indicia of goods or services, whether registered or unregistered, and all registrations and applications for registration of the foregoing, and all issuances, extensions, and renewals of such registrations and applications, and all goodwill associated with any of the foregoing.

“Marketing Materials” means any advertisements, brochures, applications, promotional materials, telemarketing scripts and any other marketing materials or Accountholder-facing communications (whether oral, in print, on the internet, over the phone or in any other medium) relating to a Program, including all marketing and advertising in paper, video, radio, or electronic or other formats, electronic web pages, electronic web links and any other type of promotional materials related to a Program, and any such promotional materials sent to, or the scripts or templates used in connection with oral promotional communications with an Accountholder or potential Applicant.

“Material Adverse Effect” means, with respect to a Party, an event, change, or occurrence that individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such party, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or any Program Schedule.

“NACHA” means the National Automated Clearinghouse Association.

“Network” means, individually and collectively, NACHA, the payment card networks (Visa, Mastercard, etc.), and any other applicable payments network.

“Network Rules” means the by-laws and operating rules of any Network as in effect on the date hereof and as the Network may amend from time to time, including PCI DSS.

“[***]” means [***].

“Open-End Consumer Credit Product” means any open-end consumer credit products issued by Bank that permit a Borrower to repeatedly access replenishable credit from time to time and may hereafter be offered under a Program from time to time upon written agreement of the Parties.

“Party” means either Company or Bank, as applicable, and “Parties” means Company and Bank.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“PCI DSS” means the Payment Card Industry Data Security Standards promulgated by the Payment Card Industry Security Standards Council.

“Person” means any individual or legal entity, including a corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of similar nature.

“Platform” means the computer software, proprietary system information, and related technology and documentation, developed and owned by, or licensed by third parties to, Company relating to any facilitation services of deposit or credit products, including the facilitation of the origination of consumer loans by lenders on a nationwide basis, including any mobile application or website operated by Company, and all Intellectual Property rights therein owned by Company or licensed by third parties to Company; provided that the Platform does not include any Intellectual Property rights owned by Bank or licensed by third parties to Bank.

“Privacy Laws” means all federal, state and local laws and regulations related to privacy, all as they may be amended, supplemented or interpreted in writing from time to time by any applicable Regulatory Authority.

“Processor” means a Critical Service Provider engaged by Company to process transactions and maintain a system of records associated with a Program and Accounts.

“Program” means a program in which Bank makes or issues Accounts to Persons, as contemplated by any Program Schedule. The Parties acknowledge that multiple Programs may exist under this Agreement based on meaningful differences, including but not limited to, Bank product terms and functionality, distribution locations, and Accountholder characteristics. All Programs shall be subject to the terms hereof and the prior written approval of Bank. For the avoidance of doubt, “Program” does not include any product or service provided by Company or a third party to Persons that are unrelated to a Program or are otherwise not provided by Company or its Affiliates as a service provider to Bank or servicer of the Program. For the avoidance of doubt, any credit directly originated by Company or its Affiliates or any other third party (except Bank) is not considered part of the Program.

“Program Documents” means this Agreement, all Program Schedules, and all Servicing Agreements and Purchase Agreements.

“Program Policies” means the policies developed by Company in accordance with Applicable Law and this Agreement and approved by Bank, in its sole discretion, from time to time to govern the compliance and operation of each Program as set forth in Exhibit A.

“Program Guidelines” means the written guidelines for the administration of a Program, including but not limited to any risk and compliance program requirements, as set forth by Bank and which may be updated from time to time.

“Product Documents” means any Account Agreement and Account Application (which may be in the form of digital field indicators), and any other individualized documents provided to Accountholders.

“Product Launch” means the date on which the Parties first make a particular Program available to prospective Applicants, but shall not include any alpha or beta testing of such Program. For the avoidance of doubt, any alpha or beta testing of the Program shall not be considered the “Product Launch.”

“Proprietary Materials” means certain pre-existing materials, information, tools, content, forms, or models developed or obtained by a Party outside and independent of this Agreement, any schedule, addendum or the performance of the respective obligations of such Party under this Agreement, which such Party may incorporate into any work product or use in the performance of its respective obligations under this Agreement.

“Purchase Agreement” means any agreement pursuant to which Bank agrees to sell an Account or Receivables to a Purchaser, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Purchaser” means Regional Management Corp., a Delaware corporation or such other entity as may be disclosed pursuant to the Purchase Agreement.

“Receivable” means, with respect to any Loan Advance, the right to any and all payments from or on behalf of the Borrower in respect of such Loan Advance, including the right to payment of any existing or future interest charges associated with such Loan Advance, and includes all rights of Bank to payment under the Account Agreement with respect to such Loan Advance.

“Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over or exercising regulatory oversight with respect to a Party, including, but not limited to, the Office of the Comptroller of the Currency, the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Consumer Financial Protection Bureau (except that nothing herein shall be deemed to constitute an acknowledgement by Bank that any Regulatory Authority other than the Office of the Comptroller of the Currency has jurisdiction over or exercises regulatory oversight with respect to Bank).

“Reserve Account(s)” has the meaning set forth in Section 10.6.2.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government or under Applicable Law, including those administered by the OFAC or the U.S. Department of State.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a sanctioned country, as identified by OFAC or the U.S. Department of State from time to time, or (c) any Person controlled by any such Person.

“Security Breach” means a Bank Security Breach of Company Data, Bank Security Breach of Accountholder Data, or Company Security Breach, as appropriate.

“Service Provider” means any vendor, service provider or subcontractor retained, directly or indirectly, by Company that fulfills any or all of Company’s obligations under this Agreement or any Program Schedule. The term “Service Provider” includes a Critical Service Provider.

“Servicer” means Regional Management Corp., a Delaware corporation or such other entity as may be disclosed pursuant to the terms of a Program Document.

“Servicing Agreement” means that certain Servicing Agreement, dated as of the date hereof, by and between Bank and Servicer, as the same may be amended, restated, supplemented or otherwise modified from time to time, relating to the servicing of Accounts.

“[***]” means [***].

“Underwriting Criteria” means the Bank’s underwriting criteria as set forth in the Program Policies, and as amended from time to time, to be used by Company in reviewing Account Applications on behalf of Bank.

“Unrestricted Cash” means, with respect to any Person, as of any date of determination, the cash and cash equivalents of such Person and its consolidated subsidiaries that would not appear as “restricted,” in accordance with GAAP, on the consolidated balance sheet of such Person and its consolidated subsidiaries.

“Whole Loan Transfer” has the meaning set forth in that certain Consumer Loan Program Schedule attached as Schedule 1 hereto.

1.2
Rules of Interpretation.
1.2.1
As used in this Agreement and each Program Schedule and unless otherwise stated, the [***] shall not mean or otherwise be construed to mean that: [***].

1.2.2
All references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation.”
1.2.3
The word “or” means both “and” and “or,” except where the context clearly indicates that the Parties intend “or” to designate alternatives only, including when the word “either” or similar words or phrases are used.
1.2.4
The words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.
1.2.5
References to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation.
1.2.6
References to another agreement, instrument or other document means such agreement, instrument or other document as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
1.2.7
References to “dollars” or “$” shall be to United States dollars unless otherwise specified herein.
1.2.8
Unless otherwise specified, all references to days, months or years shall be deemed to be preceded by the word “calendar.”
1.2.9
All references to “quarter” shall be deemed to mean calendar quarter.
1.2.10
Unless otherwise specified, all references to an article, section, subsection, exhibit or schedule shall be deemed to refer to, respectively, an article, section, subsection, exhibit or schedule of or to this Agreement, except that such references in a Program Schedule shall be deemed to refer to, respectively, an article, section, subsection, exhibit or schedule of or to such Program Schedule.
1.2.11
Unless the context otherwise clearly indicates, words used in the singular include the plural and words in the plural include the singular.
1.2.12
In connection with the computation of any time period, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”
1.3
Parties’ Responsibilities Not Waived. Neither the giving of any consent or approval by a Party to the other Party, nor a Party’s failure to maintain adequate controls or oversight, shall relieve the other party of any obligation under this Agreement.
1.4
Conflict Among Documents. To the extent practicable, this Agreement and all Program Schedules shall be interpreted to give effect to all terms herein and therein, and to avoid any conflict of terms. In the event of a conflict, unless otherwise expressly provided herein or therein, the terms of any Program Schedule shall prevail over any inconsistent term in this Agreement.
Article 2

PROGRAMS AND SERVICES
2.1
Establishment of Programs.
2.1.1
General. The Parties agree to establish and offer to Persons through the Platform and other Approved Channels one or more programs, under which Bank shall issue Accounts and for which Company shall act as Bank’s service provider and program manager. This Agreement sets forth the understanding between Bank and Company with respect to the Programs and Accounts generated thereunder, and the performance by Bank and Company of various services relating to such Programs and Accounts as the Parties may mutually agree to offer as part of a Program. Company shall perform the services and functions described herein on behalf of Bank as its service provider.
2.1.2
Program Schedules. Each Program shall be documented by a schedule that will be attached to this Agreement in numbered, sequential order (each, a “Program Schedule”). Company may request to establish a new Program by submitting a business case with such information as Bank may require to Bank for its approval in its sole discretion. If approved by Bank in its sole discretion, the Parties shall mutually agree on the terms governing such new Program, including the fees applicable thereto, and attach those terms hereto as a new Program Schedule.
2.1.3
Program Modification. Bank may require amendments, modifications or changes to any aspect of a Program, including Company’s Platform, terms of services, or any disclosures related to a Program, in Bank’s sole good faith discretion to (i) ensure compliance with Applicable Law and Network Rules; (ii) mitigate the risk of fraud, unauthorized transactions, or other Losses; (iii) otherwise address compliance, credit, financial, or reputational risks to Bank arising from or related to a Program; (iv) comply with a judicial or regulatory interpretation of Applicable Law; or (v) comply with the direction or request of a Regulatory Authority or Network; provided however, in the event Bank requests a change based on (i) or (iv) of this paragraph, Bank will (a) provide Company with a written legal basis explaining the Bank’s interpretation and (b) engage in good faith discussions with the Company regarding such amendments, modifications or changes to the Program. Company will make any such required modifications to the Program as soon as commercially possible but in no event later than ninety (90) days unless a longer period of time is agreed to by the Parties; provided, however, that (1) in the case of (v) of this paragraph, Company will make any such required modifications to the Program by any earlier date mandated by a Regulatory Authority or Network and (2) if the modification is being made to address or remedy a breach of this Agreement by Company or otherwise mitigate material risk to Bank or the Program, Company will make any such required modifications to the Program within thirty (30) days or less, or such other time as agreed upon by the Parties. The Parties agree that Company shall bear all reasonable expenses incurred by either Party in making any material modifications to a Program.
2.1.4
Escalation Procedure for Program Modifications
2.1.4.1
Either Party may escalate the discussion of a Program modification proposed by Bank under any Program Document (each, an “Escalated Matter”) to a set of escalation managers with familiarity with the Program and the legal issues applicable to the Program (“Escalation Managers”), one designated from each Party, who shall attempt to resolve the Escalated Matter (each, a “Referral”). The Escalation Managers shall meet as soon as practicable to resolve the Escalated Matter within ten (10) days of such Referral, and in each case will attempt to resolve the Escalated Matter in good faith.
2.1.4.2
In the event the Escalation Managers are unable to resolve an Escalated Matter referred to them within the timeframes set forth in Section 2.1.4.1, then such matter shall be escalated to the Parties’ CEOs (or such other executive with appropriate decision-making authority for such matter) and, if not resolved by the CEOs (or applicable executives) within ten (10) days of escalation, the Escalated Matter shall remain open and the Bank’s Program modification shall be accepted, provided that the Company may, at the conclusion of the CEO discussion period, terminate this Agreement, and provided further that (i) if the Escalated Matter is a legal or compliance matter, the Company must first obtain and provide to Bank a formal legal opinion or memorandum (the form of which shall be reasonably agreed upon by the Parties) of a nationally-recognized law firm with experience in the Escalated Matter supporting the Company’s position in the Escalated Matter, (ii) following Bank's review of such legal opinion or memorandum (as applicable), the Parties remain in disagreement with respect to the Escalated Matter; and (iii) acceptance of such Escalated Matter will have a Material Adverse Effect with respect to Company.
2.1.5
Proposed Modifications. Company may propose modifications, amendments, or changes to any aspect of the Program to the Bank from time to time. Company must provide an explanation of the reason(s) for the change and any reasonable supporting documentation. Company may request Bank to review and approve or disapprove the proposed change within a certain mutually agreed-upon reasonable period of time after submission of the proposed change. Bank will use good faith efforts to review and approve or disapprove the proposed Program change within such mutually agreed-upon reasonable period of time.
2.2
Program Manager. Subject to the terms and conditions of this Agreement, Bank hereby appoints Company as Bank’s exclusive service provider and program manager for the limited purposes of (i) developing and marketing the Programs; (ii) providing Accountholders access to the Accounts through the Platform; and (iii) performing any other services required hereunder or by Bank, pursuant to this Agreement. In connection with this appointment, Company acknowledges and agrees that:
2.2.1
All Accounts and Services offered to Accountholders through the Program(s) are services of Bank and, notwithstanding any other relationship with Company, Accountholders are Bank customers, including for purposes of Applicable Law;
2.2.2
Bank has ultimate control and continued oversight over the Programs, including the right to (i) monitor and review Company’s activities in connection with the Programs; (ii) require modifications to Programs as described herein; and (iii) determine the terms and conditions of any Account and Product Documents;
2.2.3
Bank’s Regulatory Authorities have the statutory authority to regulate, examine, and take enforcement action against Company with respect to its activities as a service provider to Bank;
2.2.4
As Bank’s service provider and program manager, Company will perform services and obligations under this Agreement, consistent with Company’s obligation to comply with Applicable Law, and Company’s compliance activities in connection with each Program shall ensure the Programs achieve and remain, in compliance with Applicable Law, including as applicable to Bank;
2.2.5
All marketing materials and any Account Agreement will appropriately identify Bank as the issuer of the Accounts, the originator of any Consumer Credit Products, and the provider of Services;
2.2.6
Bank shall have no obligation to honor any transaction instruction, entry, file, payment order, or other request from Company or an Accountholder that Bank reasonably believes (i) exceeds the available balance in the relevant Account (as applicable to Open-End Consumer Credit Product); (ii) would violate Applicable Law, Network Rules (as applicable to Open-End Consumer Credit Product), the Program Policies, or Bank’s applicable policies and procedures; (iii) may not have been duly authorized or represents a fraudulent transaction; or (iv) may involve funds subject to a hold, dispute, restriction, or legal process;
2.2.7
To the extent permitted by Applicable Law and the Account Agreement, Bank may suspend or direct Company to suspend some or all Account functions or transactions if Bank reasonably believes such action is necessary to protect Bank, Company or Accountholders, comply with Applicable Law, or to deter or mitigate the risk of fraud, unauthorized transactions, or other illegal activity.
2.2.8
To the extent there is a dispute between Bank and Company with respect to interpretation of provisions of Applicable Law, the Parties shall have appropriate personnel from each of the Party’s legal teams, as the Parties deem necessary, to meet to discuss in good faith how to resolve the dispute. If the Parties cannot reach an agreement on how to comply with Applicable Law within five (5) Business Days of a Party informing the other Party of the disputed interpretation, or such other time as agreed upon by the Parties, Bank shall have the sole and exclusive right to determine the Applicable Law that applies to each Program and what activities are necessary to comply with such Applicable Law.
2.3
Product Launch. Prior to each Product Launch, Company shall have: (i) accomplished technical integration with Bank’s systems and/or any other required systems, including pre-implementation validation and testing, (ii) completed all necessary contracts required for Company to perform under this Agreement and the particular Program Schedule, including engaging Critical Service Providers; (iii) obtained Bank’s approval of all Program Policies; and (iv) accomplished any other condition specified by Bank in its sole, good faith discretion, including as may be detailed in any Program or Program Schedule. Bank shall determine, in its sole good faith discretion, whether the conditions for the Product Launch have been satisfied.
2.4
[***]. During the Term, (i) Bank shall [***]; and (ii) Company shall [***]. [***].
Article 3

COMPANY OBLIGATIONS
3.1
General. Company shall establish and maintain a risk management program designed to ensure compliance with Applicable Law and any other Bank requirements provided in the Program Guidelines in the performance of Company’s obligations under this Agreement, including any obligations set forth in a Program Schedule or Program Documents (“Risk Management Program”), which shall be subject to Bank’s review and approval prior to Product Launch. As part of Company’s Risk Management Program, Company shall be responsible for developing, implementing, maintaining, and complying with Program Policies and related procedures in accordance with Applicable Law, this Agreement, and any Program Documents. Prior to making a material change to the Risk Management Program, Company will submit the material change to Bank for review and approval in its sole discretion. Bank shall not unreasonably withhold, condition, or delay such approval. Company acknowledges that Bank retains the authority, in its sole discretion, to require Company to revise the Program Policies, or, as necessary, implement new policies and procedures, except that modification of the policies and procedures for servicing and collection of Purchased Loans will be subject to the limitations set forth in the Servicing Agreement. Company shall comply with the Program Policies and Applicable Law when performing services for Bank in the Programs or with respect to the Programs.
3.2
Compliance Management System. In connection with Company’s Risk Management Program, Company shall establish and maintain a compliance management system that (i) complies with all Applicable Laws, (ii) is consistent with the examination manuals on or related to compliance management systems of each Regulatory Authority (including, as applicable, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Federal Financial Institutions Examination Council, and the Consumer Financial Protection Bureau), (iii) is consistent with Bank’s achieving at least a “satisfactory” rating under the FFIEC consumer compliance rating system and (iv) meets the Program Policies and Program Guidelines, as amended from time to time (the “Compliance Management System” or “CMS”). In connection with the CMS, Company shall:
3.2.1
Develop and implement the CMS to provide an internal control process for Company’s business functions and processes, the elements of which shall include (i) an overall policy statement governing the CMS; (ii) specific procedures for approvals of additions or changes to the CMS, including a description of items subject to the CMS, a process for internal review and approval by Company and its legal counsel and a process for internal review and approval by Bank and its legal counsel; (iii) a compliance training program for all officers, directors, employees, and agents that will support the Programs; (iv) appointment of a dedicated compliance officer for purposes of each Program, acceptable to Bank, who shall oversee reviews of Company’s compliance with Applicable Law and this Agreement; and (v) appropriate oversight by Company’s management.
3.2.2
Provide to Bank in writing a report by the Company’s compliance officer of the results of any audits or reviews of any Program conducted by Company, promptly following the completion of any such audit or review, and identify significant issues to be addressed (if any), as well as Company’s resolutions of such issues (if applicable).
3.3
AML Obligations. In connection with Company’s Risk Management Program:
3.3.1
Company shall comply and cause each of its Affiliates and Critical Service Providers to take action to enable Bank to comply with all applicable Anti-Money Laundering Laws, Anti-Corruption Laws and

Sanctions, and shall implement customer identification, anti-money laundering, transaction screening, incident reporting, and Office of Foreign Assets Control (“OFAC”) programs approved by Bank designed specifically to address the Anti-Money Laundering Laws and Sanctions, and associated risks posed by or associated with each Program. Without limiting the generality of the foregoing, Company shall develop, administer, and maintain (i) an anti-money laundering (“AML”) program consistent with the requirements of the federal Bank Secrecy Act (BSA), and its implementing rules as interpreted and enforced by the Financial Crimes Enforcement Network, as applicable to banking institutions (31 C.F.R. Part 1020); and (ii) procedures for complying with U.S. sanctions laws and other requirements enforced by OFAC (collectively, the “AML Program”). The AML Program must, at a minimum, provide for (i) a designated AML and sanctions compliance officer responsible for managing Company’s compliance with the AML Program; (ii) appropriate and ongoing training for Company personnel; (iii) policies and procedures for (A) verifying the identity of each Applicant and Accountholder at Account opening or Consumer Credit Product origination, as applicable, and on an on-going basis; (B) screening each Applicant and Accountholder at Account opening or Consumer Credit Product origination, as applicable, and on an on-going basis against OFAC’s list of Specially-Designated Nationals and Blocked Persons List and any other such list used by OFAC or other Regulatory Authority, notifying Bank of any matches, and cooperating with Bank to take any necessary actions; (C) performing customer due diligence and enhanced due diligence; (D) monitoring and reporting suspicious activity to Bank; (E) annual independent audits of the AML Program with the results thereof provided to Bank; and (F) retaining AML-related records, including all information relied on as part of Company’s customer identification procedures, for at least five (5) years after an Account is closed.
3.3.2
In connection with opening an Account under a Program, Company shall promptly, but in all cases no later than thirty (30) days after Account opening, provide to Bank the Accountholder File in a format designated by Bank; provided, however, Company shall provide to Bank an Accountholder’s name, address, date of birth, and tax identification number immediately at Account opening. Company will promptly, but in all cases no later than five (5) Business Days after becoming aware of any updates to any aspect of an Accountholder File relied on by Company in verifying the identity of an Accountholder or after any request made by Bank to update an Accountholder File, provide Bank with the updated Accountholder File. If Bank notifies Company (which may include email notification to Company’s Escalation Manager) that an Accountholder File received from Company is incomplete, Company shall update the Accountholder File as soon as practicable and in any event within three (3) Business Days of Bank’s notification or such other time as may be approved by Bank upon reasonable request by Company.
3.3.3
Unless a shorter time is otherwise required under this Section 3.3, Company shall provide to Bank electronic copies of any information retained pursuant to this Section 3.3 as requested by Bank, within ten (10) Business Days following receipt of the request by the Company’s Escalation Manager, or within a shorter period of time if required by a Regulatory Authority or Applicable Law, and cooperate with Bank in responding to any request for information from government or law enforcement entities.
3.3.4
Company shall provide notice to Bank, within two (2) Business Days of receipt, of any written notice of any Anti-Money Laundering Law, Anti-Corruption Law or Sanctions violation or regulatory action involving Company or any of its Affiliates.
3.3.5
[***].
3.3.6
Company’s AML program shall include policies and procedures requiring an annual independent audit of Company’s AML Program, as set forth in Section 3.3.1, and Company shall conduct such an audit at Company’s sole expense. Company shall provide Bank with the results of its AML audit within five (5) days of Company’s receipt of the audit report. Company shall maintain at all times during the Term a current AML audit for Programs, the scope of which shall be consistent with the Bank’s requirements, and “current” means that such audit was conducted within the prior twelve (12) month period (“Current AML Audit”). If Company has a Current AML Audit as of the Effective Date, Company shall have provided such report to Bank during the due diligence process or within five (5) days of the Effective Date, at the latest. If Company does not have a Current AML Audit as of the Effective Date, Company’s first annual audit shall be conducted, completed, and provided to Bank within twelve (12) months of the Effective Date and, subsequently, every twelve (12) months thereafter. If Company’s AML audit produces results that are not satisfactory to Bank, in Bank’s sole discretion, Bank may require additional AML audits in such twelve (12) month period at Company’s sole expense. For the avoidance of doubt, Company’s obligations under this Section 3.3.6 shall be considered a material obligation under this Agreement.
3.3.7
Company acknowledges that, to the extent any of its Affiliates are involved in a Program, its responsibilities under this Section 3.3 shall also apply to such Affiliates and those Affiliates’ personnel.
3.4
UDAP/UDAAP Policies. The Compliance Management System shall include Company’s policies and procedures to prevent engaging in any unfair, deceptive, or abusive acts or practices in connection with a Program (“UDAP/UDAAP Policy”).
3.5
Information Security.
3.5.1
The Risk Management Program shall include an information security program that is designed to: (i) ensure the security and confidentiality of Accountholder Data held on behalf of Bank; (ii) protect against any anticipated and emergent threats or hazards to security or integrity of such information held on behalf of Bank; (iii) protect against unauthorized access to or use of such information held on behalf of Bank that could result in substantial harm or inconvenience to any Applicant or Accountholder; and (iv) ensure the proper disposal of Applicant or Accountholder information (such program, the “Information Security Program”). The Information Security Program must be designed to meet the objectives of the federal banking agencies’ (a) Interagency Guidelines Establishing Standards for Safeguarding Consumer Information; (b) Interagency Guidelines Establishing Information Security Standards; and (c) Interagency Guidance on Response Programs for Unauthorized Access to Customer Information and Customer Notice.
3.5.2
The Information Security Program shall address information held directly by Company, as well as information held or accessible by its Affiliates and Service Providers. Company shall ensure that its Critical Service Providers are contractually obligated to maintain security measures and response programs consistent with the requirements of this Agreement. Company agrees that it will not make any changes to its Information Security Program which would materially reduce the security of its operations or materially reduce the confidentiality of any databases and information maintained with respect to Bank, Applicants and Accountholders without the prior written consent of the Bank. Notwithstanding any review or approval by Bank, the Information Security Program and the efficacy thereof is Company’s responsibility and Bank shall have no liability therefor. Notwithstanding, Bank shall be responsible for safeguarding any Accountholder Data that the Bank holds on its own behalf in connection with the Program and for any Security Breach of Accountholder Data or Company’s Confidential Information as set forth below, provided any such Security Breach of Accountholder Data or Company’s Confidential Information was not caused directly or indirectly by the Company.
3.5.3
The Information Security Program shall be reviewed and tested by Company at least annually, at Company’s own expense, in order to demonstrate compliance with all Applicable Law, including documented policies and procedures, and an audit and quality assurance program. Company shall further cause, at its own expense, independent testing of its Information Security Program, which testing shall include vulnerability scans. Company shall contractually require any Processor, if a Processor is engaged in connection with the Program, to conduct independent testing of its information security program, which testing shall include penetration testing, vulnerability scans, and a PCI-DSS assessment, if applicable, performed by a qualified security assessor. The schedule of such testing, audits, and quality reviews shall be provided to Bank at least annually upon reasonable request by Bank and a summary of the results from each such tests, audits, or reviews shall be promptly provided to Bank in writing in accordance with the schedule or upon the request of Bank. Company shall report to Bank on the remediation or other actions taken in response to the findings of such testing.
3.5.4
Company agrees that, in the event there is a breach of its or of any of its Critical Service Providers’ systems, networks, applications, databases or other property or premises resulting in actual or suspected unauthorized access to or use or disclosure of Accountholder Data or Bank’s Confidential

Information (“Company Security Breach”), Company will as soon as commercially possible (but in no event later than 24 hours) [***]. [***].
3.5.5
Bank agrees that, in the event there is a breach of its systems, networks, applications, databases or other property or premises resulting in actual or suspected unauthorized access to or use or disclosure of Company’s Confidential Information (“Bank Security Breach of Company Data”), Bank will as soon as commercially possible (but in no event later than 24 hours) [***]. [***] .
3.5.6
Bank agrees that, in the event there is a breach of its systems, networks, applications, databases or other property or premises resulting in actual or suspected unauthorized access to or use or disclosure of Accountholder Data (“Bank Security Breach of Accountholder Data”), Bank will [***]. [***].
3.6
Disaster Recovery and Business Continuity. The Risk Management Program shall include a disaster recovery and business continuity program and related policies reasonably acceptable to Bank (collectively, the “Business Continuity Plan”) appropriate for the nature and scope of the activities of, and the obligations to be performed by, Company and any Critical Service Provider in the existing Programs. Company shall ensure the Business Continuity Plan is sufficient to enable Company and any Critical Service Provider to promptly resume the performance of its obligations hereunder in the event of a natural disaster, destruction of facilities or operations, utility or communication failures, cyber incidents, system degradations, or similar or unplanned interruption in operations and shall ensure that all Accountholder Data is backed up in a manner sufficient to survive any disaster or business interruption. Company agrees that the Business Continuity Plan shall be at least consistent with industry standards for the banking industry and any other relevant industries and in compliance with all Applicable Law. The Business Continuity Plan must include, without limitation, reasonable time frames to resume activities and recover data in the event Company’s ability to perform its obligations is impaired, and controls such as those to protect and store programs, back up data, and address cybersecurity issues. At the request of Bank, Company shall provide a current copy of the Business Continuity Plan, as well as operating procedures to be carried out in the event the Business Continuity Plan is implemented. Company shall not amend the Business Continuity Plan in a manner that materially increases the risks of disruptions and delays of its services without the consent of Bank. Reinstating the services contemplated under this Agreement shall receive as high a priority as reinstating the similar services provided to Company’s Affiliates and other customers. Company shall test its Business Continuity Plan at least once annually, at Company’s cost and expense, and shall promptly provide Bank a copy of the report of such test. In addition, Bank, in its reasonable discretion, may require joint testing of the Business Continuity Plan by Bank and Company, which shall be conducted simultaneously with Company’s annual testing of its Business Continuity Plan, unless an incident triggers a need, in Bank’s reasonable discretion, to engage in joint testing of the Business Continuity Plan more frequently than annually. The Parties agree that Company shall be solely responsible for the costs and expenses of the annual audit and testing of the Business Continuity Plan. In the event of a disaster or any other disruption event that prevents or impairs a Company from performing its obligations under this Agreement, Company will notify Bank and implement its Business Continuity Plan (on the timing set forth in such Business Continuity Plan) to restore and continue to perform its obligations under this Agreement. Upon cessation of the disaster or disruption event, Company will as soon as reasonably practicable, provide Bank with an incident report detailing the reason for the disaster or disruption and all actions taken by Company to resolve the disaster or disruption.
3.7
Complaint Management.
3.7.1
Complaint Management Program. The Risk Management Program shall include a complaint management program to address and resolve all complaints received by Company regarding any aspect of a Program (“Complaint Management Program”). As used in Section 3.7, “complaint” includes any expression of dissatisfaction, whether verbal or written, that might be indicative of a failure to follow established procedures or Applicable Law or which suggests a process deficiency that might lead to a regulatory violation. The Complaint Management Program shall provide for root cause analysis and mitigation steps, and shall require Company to provide monthly Complaint Reports (as defined below) to Bank. Company shall use commercially reasonable efforts to promptly resolve all complaints. Company shall cooperate in good faith and provide such assistance, at Bank’s request, to permit Bank to promptly resolve or address any investigation, proceeding or complaint not resolved by Company. Company acknowledges and agrees that a violation of the Complaint Management Program will be deemed a breach of this Agreement.
3.7.2
Regulatory and Network Inquiries. If either Party receives an inquiry regarding any matter whatsoever relating to the Program in a communication from a Regulatory Authority or oral or written communication received from a Network (any such event an “Inquiry”), such Party shall advise the other Party in writing of the Inquiry within five (5) Business Days of receipt and share relevant portions of any written documentation, or for oral communications, provide a detailed summary in writing, in each case to the extent not specifically prohibited by Applicable Law. Following receipt of such Inquiry, the Parties shall in good faith consult as to the appropriate action to be taken to address such Inquiry. Company shall take all actions within its reasonable control and deemed necessary by Bank, in its sole discretion, to address the Inquiry in the manner and time period specified by Bank, and Bank shall have final approval over the form and content of all responses provided to an Inquiry, provided, however, if the Inquiry is from a Regulatory Authority with authority over Company but not over the Bank, the Parties shall in good faith consult as to the appropriate action to be taken and timeline to address such Inquiry, and Company shall have final approval over whatever components of the Inquiry are responsive to Company’s Regulatory Authority.
3.7.3
Accountholder Complaints and Resolution. All complaints received by Company from an Accountholder relating to an Account or its use (each, an “Accountholder Complaint”) shall be promptly addressed and resolved by Company in accordance with Applicable Law and Company’s Complaint Management Program. Company shall catalog and maintain copies of all Accountholder Complaints, and responses thereto, for the period required by Applicable Law or such longer period as specified or under the Program Guidelines. Company shall analyze, at least monthly, all Accountholder Complaints, including a trend analysis, and report such analysis to Company’s board of directors or an appropriate committee of the Company’s board of directors at the next regularly scheduled meeting of the board or such committee. Additionally, Company shall provide to Bank, by the fifth (5th) day after the end of each month, a report, in a form and manner approved by Bank, containing all Accountholder Complaints, for the preceding month along with the disposition of each and other criteria required by the Company’s Complaints Management Program (“Complaint Reports”). Bank may, in its sole and reasonable discretion, request Company to provide additional details or supporting documentation regarding any and all Accountholder Complaints. Company shall provide such requested details and documentation as promptly as reasonably possible.
3.7.4
Legal Actions and Requests. Unless prohibited by Applicable Law, each Party shall promptly notify the other Party of any legal action brought by a third party that may have a material effect on the Program. Unless prohibited by Applicable Law or court order, each Party shall further provide the other Party with prompt notice and, upon request by the other Party, copies of all documents, subpoenas, or other legal requests received by the Party that require the assistance of the other Party in order to provide an accurate response, or that would otherwise have a material effect on the Program, whether from a Regulatory Authority, private attorney, court, or otherwise, relating to an Accountholder, an Account, the Program or this Agreement, or pursuant to a civil investigative demand, National Security Letter, or similar process relating to the Program (“Legal Documents”). Each Party shall provide any assistance reasonably requested by the other in order to timely meet the response deadline of any Legal Document, and in no event later than three (3) Business Days prior to the response deadline of the Legal Document in order for the filing party to timely meet such response deadline. Notwithstanding the foregoing, nothing in this paragraph shall require either Party to act in a way that violates Applicable Law or waives otherwise applicable privilege (such as attorney-client privilege).
3.8
Customer Service.
3.8.1
Company shall be responsible for (i) establishing and maintaining an internet website and mobile application that performs customer service functions in connection with the Program required by Applicable Law and as otherwise mutually agreed by the Parties; (ii) administering and maintaining live agent customer service with availability to be agreed by the Parties; and (iii) providing Accountholders with access to Account information regarding their Accounts as required by Applicable Law. For Consumer

Products other than Closed-End Consumer Credit Products, at a minimum, Company shall maintain or cause to be maintained web or app access that shall be available twenty-four (24) hours per day, seven (7) days per week (excluding scheduled downtimes) for Accountholders who have a lost or stolen card or who have detected fraud on their Account.
3.8.2
Company shall address and resolve all Applicant and Accountholder issues and inquiries related to Programs in accordance with a customer service policy reviewed and approved by Bank and in compliance with Applicable Law (the “Customer Service Policy”). Without limiting the foregoing, the Customer Service Policy must address, as applicable to the Consumer Product, inquiries related to: (i) Account opening and eligibility decisions; (ii) error resolution, unauthorized transactions, chargebacks, ACH returns, and similar issues; (iii) Account closing or termination; and (iv) lost or stolen payment cards, among others. Company shall maintain an adequately trained staff to service Program-related inquiries, in accordance with Company’s established customer service procedures and Applicable Law. Company will provide a commercially reasonable level of training to Company customer service representatives regarding the Programs. Company shall ensure that customer service activities are conducted by trained personnel in accordance with the Customer Service Policy using standard of care and service levels that are commercially reasonable consistent with industry best practices and in accordance with Applicable Law. Without limiting the generality of the foregoing, Company shall also ensure that customer service representatives and Company staff are knowledgeable regarding substantive terms of the Programs including, without limitation, any fees. Company will additionally make available to Applicants and Accountholders mutually agreed upon general information and help documentation regarding the Programs. Additional customer service responsibilities may be assigned in a Program Schedule or Servicing Agreement.
3.8.3
Company will receive, investigate, process, log and resolve all disputes, chargebacks, reversals, unauthorized transactions claims, and similar issues from Accountholders (in each case, as applicable to the Consumer Product) on a timely basis and in accordance with Applicable Law and Network Rules. Without limiting the foregoing, Company shall submit its relevant policies and procedures for such products for Bank’s prior review and approval.
3.9
Account Application Process; Account Opening Requirements.
3.9.1
Account Application Process. The Parties agree that Persons may only apply for an Account by completing and submitting an Account Application through the Platform and other Approved Channels.
3.9.2
Account Opening Requirements. As part of each Program Schedule, the Company shall develop and the Bank shall approve the eligibility criteria for Applicants to be approved for an Account, the form of Account Application to be used for the Program, and the Account Application approval process (the “Account Opening Requirements”). Following a Product Launch, Company shall make available to each Person who desires to open a related Account an Account Application. Bank shall have the right to amend or modify the Account Opening Requirements from time to time in its sole discretion with input from the Company (which input Bank will review in good faith, but may accept or reject in its sole discretion).
3.9.3
Denial. As part of each Program Schedule, the Parties shall establish the notice and disclosure requirements and responsibilities that apply in the event an Applicant is denied, including as a result of failing to meet the applicable Account Opening Requirements.
3.10
Service Providers and Critical Service Providers.
3.10.1
The Risk Management Program shall include policies and procedures for the engagement by Company of any third party to perform marketing, data processing, or other services in connection with a Program (“Vendor Management Program”). The Vendor Management Program shall include policies and procedures for Service Provider due diligence, training, on-boarding, monitoring, risk assessments, compliance with Bank audit rights under this Agreement, and termination. Company may use Service

Providers in the performance of its obligations under this Agreement, to the extent permitted by and in accordance with the Vendor Management Program. Company agrees to be fully responsible for the acts and omissions of all of its Service Providers, including their compliance with the terms of this Agreement, applicable Program Schedules, the Program Policies, Applicable Law, and Network Rules. Company shall be responsible and liable to Bank for any and all acts or omissions of its Service Providers to the same extent as if such acts or omissions were taken or omitted by Company directly.
3.10.2
Company shall provide notice and obtain Bank’s prior written approval before engaging any Critical Service Provider for use in a Program. A list of approved Critical Service Providers, including Collection Agents (if any), as of the Effective Date is attached as Exhibit B hereto. Upon request by Bank, Company shall use commercially reasonable efforts to ensure its agreements with Critical Service Providers include Bank as a third-party beneficiary and provide Bank the right to step in and assume Company’s right to direct the Critical Service Provider and receive the Critical Service Provider’s services at Company’s expense in the event of any occurrence that would permit Bank to terminate this Agreement.
3.10.3
Company may retain a Critical Service Provider that is an Affiliate of Company (“Affiliated Critical Service Provider”) subject to any required diligence by Bank and Bank’s prior written approval. If Company engages or retains an Affiliated Critical Service Provider or outsources any of Company’s obligations hereunder to an Affiliate, Company shall engage such Affiliate or Affiliated Critical Service Provider through an intercompany services agreement that requires such Affiliate to assume responsibility for any of Company’s obligations pursuant to this Agreement or any Program Schedule for which such Affiliate or Affiliated Critical Service Provider is responsible (“Intercompany Agreement”), including but not limited to establishing and maintaining requisite Program Policies and complying with audit requests and reporting. Company shall not make amendments to any Intercompany Agreement related to the Company’s obligation under this Agreement or a Program Schedule without Bank’s review and written approval. Company shall be responsible for the acts and omissions of any of its Affiliated Critical Service Providers.
3.10.4
From time to time, Bank may provide written feedback to Company regarding the quality and performance of any Service Providers utilized by Company in connection with a Program. In the event that a Service Provider fails to comply with Applicable Law and such failure, in Bank’s discretion, has or will have a material and adverse effect on the Program, Company will promptly take remediation measures to Bank’s reasonable satisfaction, including reducing or replacing the scope of services provided by such Service Provider in connection with the Program as soon as reasonably practicable. If such Service Provider’s noncompliance cannot be cured, or remains uncured for more than thirty (30) days, Bank may request in writing to Company that Company no longer use such Service Provider for the Program, and in such event, Company, acting in a commercially reasonable manner and using commercially reasonable efforts, shall commence the process to cease utilizing such Service Provider or find a replacement provider reasonably acceptable to Bank and wind down its use of such Service Provider. Any such wind-down shall be executed pursuant to a wind-down plan established by Company and approved by Bank, such approval not to be unreasonably withheld, conditioned or delayed.
3.11
Marketing Program.
3.11.1
Company’s Risk Management Program shall implement policies and procedures to ensure Marketing Materials comply with Applicable Law and Bank’s marketing guidelines, including prohibitions on unfair, deceptive, and abusive acts and practices (the “Marketing Policy”). Subject to Bank’s approval, Bank and Company shall agree upon the requirements and restrictions governing the use of all Marketing Materials, which shall be incorporated into the Marketing Policy. Company is responsible for ensuring all Marketing Materials and its marketing methods are in compliance with Applicable Law and the Marketing Policy. The Marketing Policy shall require that all Marketing Materials identify Bank as the issuer or creditor of Accounts under a Program.
3.11.2
All Marketing Materials are subject to prior written approval by Bank prior to use (such approval not to be unreasonably withheld, conditioned or delayed); provided that Bank shall use commercially reasonable efforts to complete its review within seven (7) Business Days of receiving a complete set of such Marketing Materials. Any modifications to previously approved Marketing Materials are subject to approval by Bank prior to use (such approval will not to be unreasonably withheld, conditioned or delayed), subject to the Program Guidelines; provided that Bank shall use commercially reasonable efforts to complete its review within less than seven (7) Business Days of receiving the modified Marketing Materials. If Bank in its reasonable discretion determines that the content or use of any previously approved Marketing Materials should be modified to comply with Applicable Laws or Network Rules or discontinued, Company shall promptly make such modifications as Bank shall request or discontinue using such Marketing Materials.
3.11.3
Unless otherwise agreed in writing by Bank, Company shall be responsible for its own costs and expenses associated with the development of all Marketing Materials, including all costs and expenses associated with modifying or withdrawing Marketing Materials at Bank’s request.
3.11.4
As between Company and Bank, Company shall have the exclusive right to market the Programs set forth in any Program Schedule to potential Accountholders, as the service provider to Bank and only in accordance with the terms hereunder. All marketing by Company of a Program shall be conducted in accordance with the Program Policies and Applicable Laws.
3.12
Tax Statements. Company shall deliver to all Accountholders or other appropriate parties all federal and state income tax forms as required by Applicable Law, including but not limited to any applicable IRS Forms 1099.
3.13
Background Checks. Company shall, to the extent permitted by Applicable Law and in accordance with the Program Guidelines, request or conduct (or cause to be conducted or requested) background, educational, criminal record, employment verification, and/or other checks of any employee, agent, Service Provider or other key Person participating in the Company’s performance of services and obligations under this Agreement and the overall Programs and who has access to Confidential Information, Accountholder Data, and/or information technology systems in order to ensure Bank’s compliance with Section 19 of the Federal Deposit Insurance Act as amended by the Financial institutions Reform, Recovery, and Enforcement Act of 1989 (12 U.S.C. § 1829).
3.14
Notifications. Company shall, unless expressly prohibited by Applicable Law, promptly notify Bank of the termination, separation, or departure of any Company personnel who is directly involved in a Program or in Company’s performance of its obligations under this Agreement, if such termination, separation, or departure resulted from Company’s reasonable belief that such person committed an act of fraud, theft, money laundering, or crime of moral turpitude.
3.15
Patriot Act. The Parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to federal regulations that became effective on October 1, 2003, Section 326 of the Patriot Act requires all financial institutions to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. Company agrees that it will provide Bank such information as it may reasonably request, from time to time, in order for Bank to satisfy the requirements of the Patriot Act, including the name, physical address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.
3.16
Adequate Controls. Company shall take all necessary steps to ensure Bank maintains adequate control of the Program. Neither Bank’s failure to establish and maintain any such controls nor the inadequacy of any Bank’s controls shall relieve Company of (i) its separate and independent obligations to establish and maintain its own such controls or to comply with this Agreement and Applicable Laws or (ii) any liability in respect of the Program. Company understands that the Bank’s oversight program is designed in accordance with industry best practices and any applicable regulatory guidance including guidance with respect to third-party relationships provided in OCC Bulletin 2023-17, or such successor or replacement guidance as may be in effect from Regulatory Authorities from time to time.

3.17
Accounting System. Company shall establish and maintain, at its sole cost and expense, and provide direct, continuous, real-time and unrestricted access (i.e., without date, time, or other restrictions, other than customary downtime for maintenance or service) to Bank to, a comprehensive accounting and Account tracking system to accurately and promptly and timely reflect all Account Applications, Accounts and related information regarding the Programs and/or Accounts to satisfy the information requirements of Bank, Regulatory Authorities (including, but not limited to, in compliance with any required electronic file format required by any such Regulatory Authority) and Bank’s internal and external auditors; provided, that such access need not be in real-time for Accounts Bank does not own and instead the Company agrees to cooperate with Bank to provide information on such Accounts that Bank no longer owns through the agreed upon monthly reporting or more frequently upon reasonable request by the Bank. Company further agrees that the information reporting features, integrity and security of the system shall operate in compliance with the Information Security Program and to the reasonable satisfaction of Bank, Regulatory Authorities and Bank’s internal and external auditors. Company further agrees to cause the system to provide daily settlement reports, including reports noting the Account Applications ready for funding or issuance.
3.18
Information Sharing on Sold Accounts. Notwithstanding anything in the Program Documents to the contrary, Company must fulfill any obligation under the Program Documents to provide Bank with data, documents, or information (including Accountholder Data) on Accounts (which may include copies thereof) the Bank no longer owns to facilitate Bank’s continued oversight of the Program and compliance with its policies and procedures and Applicable Law; provided, however, if Company is prohibited under Applicable Law from sharing the data, documents or information (such data, documents and information, “Covered Data”), the Parties shall cooperate to find alternative ways to permit sharing such Covered Data with Bank, including but not limited to trying to obtain consents from Accountholders where required by Applicable Law prior to sharing or delivering such Covered Data in another form or manner consistent with Applicable Law.
Article 4

CUSTOMER DATA AND OTHER RELATIONSHIPS WITH CUSTOMERS
4.1
Accountholder Data. Subject to Applicable Law, the Program Policies, and Bank’s privacy policy and privacy notice for each Program, Company, in its role as Bank’s service provider and program manager, may receive, use, and share Accountholder Data solely (i) for promotion of the Program; (ii) as otherwise appropriate to carry out its obligations or exercise its rights under this Agreement, a Program Schedule, or a Program Document; (iii) as necessary to comply with Applicable Law; or (iv) as appropriate to manage a Program, including, but not limited to, performing internal analytics on a Program. Company may disclose Accountholder Data to its Critical Service Providers, which may receive, share, use, or disclose Accountholder Data only to the extent required for providing services to Company. Company will only store Accountholder Data in the United States of America and by Critical Service Providers approved by the Bank. Company shall provide Bank with direct, continuous, real-time and unrestricted access (i.e., without date, time, or other restrictions, other than customary downtime for maintenance or service) to any Accountholder Data in its possession or control (including any Accountholder Data held by a Service Provider). Company shall submit to Bank for Bank’s prior review and approval Company’s: (A) internal policies and procedures for compliance with Privacy Laws and this section (“Privacy Compliance Policy”); and (B) public-facing privacy policy for the Program, which shall clearly and conspicuously describe how Accountholder Data is collected, used, and disclosed in the Program and that Company may receive Accountholder Data from Bank (“Privacy Policy”).
4.2
Ownership of Accountholder Data. Bank shall be the owner of all Accountholder Data, and it shall be considered Bank’s Confidential Information, during the period that it owns any Account, including a Consumer Credit Product, regardless of which Party collects, generates, or maintains such Accountholder Data. Without limiting the foregoing, irrespective of the sale of a Consumer Credit Product and change in ownership, Bank shall be permitted to retain copies of and to use Accountholder Data associated with all Consumer Credit Products so long as such use complies with Applicable Law, Bank’s privacy policy, and the Bank’s internal retention policies. Company agrees to promptly provide Accountholder Data to Bank as soon as reasonably practicable after Bank’s written request.
4.3
Privacy Law Compliance. In addition to the requirements of Article 6, each Party agrees that it shall obtain, use, retain and share Accountholder Data in compliance with all applicable state and federal laws and regulations concerning the privacy and confidentiality of such information, including the requirements of the federal Gramm-Leach-Bliley Act of 1999, its implementing regulations and Bank’s privacy notice, in connection with this Agreement.
Article 5

INTELLECTUAL PROPERTY

5.1
Bank Marks. Bank hereby grants to Company and Affiliated Critical Service Providers during the Term a nonexclusive, royalty-free, non-assignable license in the United States to use Bank’s Marks and as Bank authorizes in connection with the description and promotion of the Program and Bank’s Services, including by featuring Bank’s Marks for promotional purposes on Company’s website or in stores. Bank’s Marks shall be used by Company and Affiliated Critical Service Providers according to the Brand Guidelines shared by Bank and only in the forms and format expressly approved by Bank in writing.
5.2
Company Marks.
5.2.1
Except as provided under Section 5.2.2, Company hereby grants to Bank during the Term a non-exclusive, royalty-free, non-assignable license in the United States to use Company’s Marks and as Company authorizes in connection with the description and promotion of the Program and/or Bank’s Services, including by featuring Company’s Marks for promotional purposes on Bank’s website. Company’s Marks shall be used according to the guidelines shared by Company with Bank from time to time and only in the forms and format expressly approved by Company in writing.
5.2.2
Notwithstanding anything to the contrary, Company hereby grants to Bank during the Term a non-exclusive, royalty-free, non-assignable license in the United States to use Company’s Marks in connection with managing, servicing or offering the Program, without Company approval, in the event Company is in default of the terms of any Program Document and such default is grounds for Bank to terminate one or more of the Program Document(s) (after conserving any cure period).
5.3
Use of Marks. Except as otherwise allowed by any Program Document, no materials shall be distributed by Company in any format or by any means, whether printed, broadcast, posted online, included in an app or transmitted electronically or by other means, that include Bank’s Marks that refer to a Program without the prior written approval of Bank, which shall not be unreasonably withheld, conditioned, or delayed and shall follow any timing requirements set forth in this Agreement or Program Schedule. It is expressly agreed that neither Party is acquiring any right, title and interest (other than the foregoing license rights) in the other Party’s Marks which – as between the Parties – shall remain the property of their respective owners. Each Party agrees that it shall not challenge the title or any rights of the other Party in and to its Marks. In no event and under no circumstances shall either Party use the other Party’s Marks in any manner that is derogatory, negative, likely to confuse a third party as to source of goods or services, or otherwise injurious to the other Party, as determined in such Party’s sole discretion, except in connection with any filing, correspondence, or communication with a Regulatory Authority or as otherwise directed by a Regulatory Authority. Each Party, in its role as the licensee of the other Party’s Mark’s, recognizes the value of the goodwill associated with the other Party’s Marks, in its role as licensor, and acknowledges that such licensor Party exclusively owns all right, title and interest in and to the licensor Party’s Marks and all goodwill pertaining thereto. All goodwill resulting from a Party’s use of the other Party’s Marks, as applicable, shall inure to the benefit of, and be owned by, the Party which owns the applicable Marks.

5.4
Termination of License. Upon termination of this Agreement for any reason, the license granted in Section 5.1 and 5.2 above shall terminate automatically, except such license will remain in force during any period of post-termination assistance in accordance with this Agreement or any Program Schedule.
5.5
Intellectual Property. As between the Parties, the Parties agree that each Party is and shall remain the sole and exclusive owner of all right, title and interest in and to all Intellectual Property contained, developed, disclosed or expressed in any manuals, implementation guides, usage guidelines, advertising and promotional materials, customer forms and disclosures, all systems documentation, including design documents, process flows and code and any other materials or services provided by or on behalf of the Party in connection with the Program during the Term of the Agreement. For clarity, the Platform, any derivatives (including feedback from Bank with respect to the Platform), enhancements or modifications to the Platform created by Company in connection with this Agreement and all Intellectual Property therein shall be the sole and exclusive property of the Company. If any term of this Agreement or any provision of any schedule referenced herein or any performance or other action in connection with this Agreement, including any action as a result of Applicable Law, is deemed to alter a Party’s ownership rights or to confer any rights or interest in such Party’s Intellectual Property in or on the other Party, the Party receiving such rights or interest hereby relinquishes and assigns all such rights and interests to the other Party and agrees to execute and deliver all necessary documentation to convey, reconvey or transfer all such rights to the other Party without compensation of any kind immediately upon request. Neither Party will take any actions to dispute the validity of the other Party’s ownership in its Intellectual Property. Neither Party shall, anywhere in the world, use or seek to register in its own name, or that of any third party, any Marks that are the other Party’s Marks, that are colorably or confusingly similar to the such other Party’s Marks, or that incorporate the Licensing Party’s Marks or any element colorably or confusingly similar to the Licensing Party’s Marks. Without limitation of the foregoing, except as expressly authorized herein, neither Party will take any action to convey to any third party any interest in the other Party’s Intellectual Property, whether by sublicense, transfer, lien hypothecation or otherwise, nor suffer any lien to be asserted over the other Party’s Intellectual Property, and will immediately take all actions and execute all documents at its sole expense, including payment of all sums necessary to a third party, to cause any such liens to be removed. Each Party’s Intellectual Property shall be considered its Confidential Information pursuant to Article 6 below.
5.6
Licenses. During the Term and any period of post-termination assistance (and/or transition) and strictly for the purpose of this Agreement, the Parties grant each other a non-exclusive, worldwide, royalty-free, non-transferable license to copy, use and display Intellectual Property solely in the performance of and strictly in accordance with the requirements and restrictions stated in this Agreement or as directed by the provider of such Intellectual Property. Any use, adaptation, modification or amendment of Intellectual Property shall be subject to prior written approval by the Party licensing the Intellectual Property in question. Except as expressly stated, nothing in this Agreement shall grant or be deemed to grant to any Party any right, title or interest in Intellectual Property licensed to that Party by the other Party. In using the other Party’s Intellectual Property, each Party shall follow the other Party’s reasonable instructions having regard to the purpose of such use under this Agreement.
Article 6

CONFIDENTIALITY
6.1
General. Each Party agrees that Confidential Information of the other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to this Agreement, each Program Schedule, and the Program Documents. A Party’s Confidential Information shall not include information that (i) is generally available to the public through lawful means; (ii) has become publicly known, without fault on the part of the Party who now seeks to disclose such information (the “Disclosing Party”), subsequent to the Disclosing Party acquiring the information; (iii) was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement and was not otherwise the subject of a nondisclosure agreement prior to such date; (iv) becomes available to the Disclosing Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Disclosing Party after reasonable inquiry to be bound by a confidentiality agreement with the non-Disclosing Party or otherwise prohibited from transmitting the information to the Disclosing Party; or (v) was or hereafter is independently developed by either Party without using Confidential Information of the other Party and without any violation of its obligations under this Agreement or any other nondisclosure agreement between the Parties. Each Party represents and covenants that it will protect the Confidential Information of the other Party in accordance with prudent business practices and will use the same degree of care to protect the other Party’s Confidential Information that it uses to protect its own confidential information of a similar type. Except as expressly provided herein, no right or license whatsoever is granted with respect to the Confidential Information or otherwise.
6.2
Exceptions. Except as required by Applicable Law or legal process, neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties without such Party’s prior written consent; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to the Restricted Party’s Affiliates, agents, service providers, representatives or subcontractors (collectively, “Representatives”) for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement provided such Representatives are subject to confidentiality obligations at least as restrictive as those provided in this Agreement, and provided further, that, in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Representatives (other than Company as agent for Bank), (ii) to the Restricted Party’s auditors, accountants and other professional advisors (including any legal advisors), and provided further that the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any such party or to a Regulatory Authority or (iii) to any other third party as mutually agreed in writing by the Parties. Each Party may also, upon the prior written consent of the other Party, share Confidential Information of the other Party (except for Confidential Information that the other Party has requested be kept highly confidential and not shared in such manner) with actual or prospective acquirers, investors, financing parties, or rating agencies, including in connection with a transaction involving such Party or any Consumer Credit Products, solely to the extent necessary to facilitate due diligence associated with such transactions, and provided that the recipient of the information shall be subject to confidentiality obligations at least as restrictive as those provided in this Agreement. Notwithstanding the foregoing, the Company may share the Program Documents with existing financing parties or rating agencies solely to the extent necessary to facilitate due diligence associated with such existing transactions, provided that the recipient of the information shall be subject to confidentiality obligations at least as restrictive as those provided in this Agreement, and provided further that the Program Documents are redacted in a manner acceptable to Bank in its sole good faith discretion and that, in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any such financing party or rating agency. Further, nothing in this Agreement shall prevent Company or its designee from providing an anonymized data tape for informational purposes to a new purchaser or other financing source in connection with a Whole Loan Transfer or Financing Transaction with respect to Loans originated by Bank.
6.3
Return. Upon written request or upon the termination of this Agreement, each Party shall, within thirty (30) days, return to the other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans and manuals; provided, however, that either Party may maintain in its possession all such Confidential Information of the other Party required to be maintained under Applicable Law relating to the retention of records for the period of time required thereunder. At the request of the Disclosing Party made at the time of its request for the return of Confidential Information, the return of materials in accordance with the foregoing shall be certified to the Disclosing Party in writing by an authorized officer of the Restricted Party.
6.4
Notice. In the event that a Restricted Party is requested or required by a court, a Regulatory Authority, or other governmental entity (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party will provide the other Party with prompt notice of such request(s) and (i) to the extent practicable and permitted, the receiving Party agrees to cooperate with the Disclosing Party to limit such disclosure or seek confidential treatment of such Confidential Information, and (ii) if the Restricted Party or its applicable Representative is compelled to disclose all or a portion of the disclosing Party’s Confidential Information, the receiving Party or its applicable Representative may disclose that Confidential Information that its counsel advises that it is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded to the Confidential Information that is being so disclosed as the Restricted Party would exercise in assuring the confidentiality of any of its own Confidential Information. Notwithstanding, Bank may share Company’s Confidential Information with any Regulatory Authority in the ordinary course of any examination by such Regulatory Authority of Bank, provided that Bank shall notify Company that Confidential Information was shared with any Regulatory Authority other than Bank’s prudential bank regulator with examination authority over Bank and the type of Confidential Information shared, in each case, only to the extent permitted by Applicable Law and the Regulatory Authority.
Article 7

REPRESENTATIONS AND WARRANTIES
7.1
Bank Representations and Warranties. Bank hereby represents and warrants, as of the Effective Date , or covenants, as applicable, to Company that:
7.1.1
Bank is a national banking association, duly organized and validly existing and in good standing under the laws of the United States, the deposits of which are insured by the FDIC to the maximum extent allowed by law, and has the requisite power and authority to execute and deliver, and perform its obligations under, this Agreement; the execution, delivery and performance of this Agreement have been duly authorized, are not in conflict with and do not violate the terms of the certificate of incorporation or bylaws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any material indenture, loan or agreement to which Bank is a party or by which it is bound and will not violate any outstanding judgment, order, writ, injunction, law, rule or regulation to which it is subject;
7.1.2
All approvals, authorizations, consents and other actions by, notices to and filings with any Person required to be obtained for the execution, delivery and performance of this Agreement by Bank have been obtained;
7.1.3
Bank has full corporate power and authority to execute, deliver and perform all of its obligations under this Agreement;
7.1.4
The execution of this Agreement and the completion of all actions required or contemplated to be taken by Bank hereunder are within the ordinary course of Bank’s business and not prohibited by Applicable Law;
7.1.5
This Agreement constitutes a legal, valid and binding obligation of Bank, enforceable against Bank in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect, including the rights and obligations of receivers and conservators under 12 U.S.C. § 1821 (d) and (e), which may affect the enforcement of creditors’ rights in general, and (ii) general principles of equity (whether considered in a suit at law or in equity);
7.1.6
There are no proceedings or investigations pending or, to the knowledge of Bank, threatened against Bank (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Bank pursuant to this Agreement, (iii) that would have a materially adverse financial effect on Bank or its operations if resolved adversely to it or (iv) seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect the performance by Bank of its obligations under this Agreement;
7.1.7
Bank is not Insolvent;
7.1.8
The Proprietary Materials that Bank licenses to Company, if any, and their use as contemplated by this Agreement, do not violate or infringe upon, or constitute an infringement or misappropriation of, any U.S. patent, copyright or U.S. trademark, service mark, trade name or trade secret of any person or entity, and Bank has the right to grant the licenses set forth in Section 5.1 and Section 5.6; and
7.1.9
Bank is in compliance with all Applicable Law applicable to it under this Agreement and any Program Schedule and shall comply with Applicable Law in the performance of its obligations and exercise of its rights under this Agreement and any Program Schedule and with regard to any Program.
7.2
Company Representations and Warranties Company hereby represents and warrants, as of the Effective Date, or covenants, as applicable, to Bank that:
7.2.1
Company is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware, and has the requisite power and authority to execute and deliver, and perform its obligations under, this Agreement; the execution, delivery and performance of this Agreement have been duly authorized, are not in conflict with and do not violate the terms of the organizational documents of Company and will not result in a material breach of or constitute a default under or require any consent under any material indenture, loan or agreement to which Company is a party or by which it is bound and will not violate any outstanding judgment, order, writ, injunction, law, rule or regulation to which it is subject;
7.2.2
Company is authorized, registered and licensed to do business in each state in which the nature of its activities makes such authorization, registration or licensing necessary or required, except where the failure to be so authorized, registered or licensed would not be reasonably expected to have a Material Adverse Effect on Company.
7.2.3
All approvals, authorizations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by Company, have been obtained;
7.2.4
This Agreement constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) general principles of equity (whether considered in a suit at law or in equity);
7.2.5
The execution of this Agreement and the completion of all actions required or contemplated to be taken by Company hereunder are within the ordinary course of Company’s business and not prohibited by Applicable Law;
7.2.6
There are no proceedings or investigations pending or, to the best knowledge of Company, threatened against Company (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Company pursuant to this Agreement or (iii) that would have a materially adverse financial effect on Company or its operations if resolved adversely to it;
7.2.7
Company is not Insolvent;
7.2.8
The execution, delivery and performance of this Agreement by Company shall comply with Applicable Law;
7.2.9
Neither Company nor any Control Person has been convicted of a crime, or has agreed to or entered into a pretrial diversion or similar program, or is under indictment, in each case in connection with a dishonest act or a breach of trust or money laundering, as set forth in Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. § 1829(a);
7.2.10
Company and its Affiliates are in compliance in all material respects with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws. Without limiting the generality of the foregoing, Company has established an AML compliance program that is in compliance, in all material respects, with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws, and Bank’s written requirements provided by Bank to Company from time to time for any Program;
7.2.11
Company and its Affiliates have and shall maintain all necessary licenses, permits, consents, concessions, authorizations of governmental, regulatory or administrative agencies or authorities, whether federal, state or local, required to engage in the activities as contemplated by this Agreement;
7.2.12
The Proprietary Materials that Company licenses, if any, and their use as contemplated by this Agreement, do not violate or infringe upon, or constitute an infringement or misappropriation of, any U.S. patent, copyright or U.S. trademark, service mark, trade name or trade secret of any person or entity, and Company has the right to grant the license set forth in Section 5.2 and Section 5.6;
7.2.13
Company is in compliance with all Applicable Law applicable to it under this Agreement, any Program Schedule, and any Program Documents and shall comply with Applicable Law in the performance of its obligations and exercise of its rights under this Agreement and any Program Schedule and with regard to any Program;
7.2.14
All information maintained by Company for Bank through Company’s Platform or provided by Company to Bank in connection with an Account is true, correct and consistent with the information obtained by Company from third parties;
7.2.15
Company is not a “money services business” as such term is defined in 31 C.F.R. § 1010.100(ff);
7.2.16
Company is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended; and
7.2.17
None of Company, any of its Affiliates or any of their respective officers, directors, managers or members is a Person (or to Company’s knowledge, is owned or controlled by a Person) that (i) is listed on any Government Lists, (ii) has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, (iv) is currently under investigation by any Regulatory Authority for alleged felony involving a crime of moral turpitude, or (v) is a Sanctioned Person. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.
7.3
Generally. The representations and warranties of Bank and Company contained in this Article 7, except those representations and warranties contained in subsections 7.1.6 and 7.2.6, are made continuously throughout the Term. In the event that any investigation or proceeding of the nature described in subsection 7.1.6 or subsection 7.2.6 is instituted or threatened against a Party, such Party shall promptly notify the other Party of the pending or threatened investigation or proceeding.
Article 8

ADDITIONAL COVENANTS

8.1
Conduct of Business. Company shall perform all actions necessary to remain duly organized or incorporated, validly existing and in good standing in its jurisdiction of formation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.
8.2
Preservation of Corporate Existence. Company shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a material adverse effect with respect to Company.
8.3
Representations. Either Party shall promptly, upon having knowledge thereof, provide the other Party with written notice that any representation or warranty set forth herein or in any Program Document or Program Schedule was incorrect at the time it was given or deemed to have been given, which failure or breach would reasonably be expected to materially and adversely affect on the other Party, including reasonable detail of the nature of such facts and circumstances.
8.4
Notice of Material Events. Either Party shall, as soon as practicable and permitted, upon becoming aware thereof, provide the other Party with written notice of any event or circumstances that, in its reasonable judgment, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Party.
8.5
Financial Covenants. Company shall maintain, as of the end of each fiscal month, the Financial Covenants. Company shall deliver a certificate of compliance with such Financial [***].
8.6
Accounting Changes. Company shall promptly notify Bank of any material change in Company’s accounting policies that affect a Program.
8.7
Software Connection. With respect to Consumer Credit Products, Company shall establish and maintain an application program interface connectivity to Bank’s automated accounting and loan tracking system designed to accurately reflect all Loan Applications, Loans, and related information regarding the Program to satisfy the commercially reasonable information requirements of Bank, Regulatory Authorities, and Bank’s internal and external auditors.
8.8
Material Systems Failure. Company shall promptly notify Bank of any systems failure that would materially affect a Program’s availability and/or operations and shall advise Bank of the estimated time required to remedy such material systems failure. Until such material systems failure is remedied, Company shall (i) furnish to Bank such periodic status reports and other information relating to such material systems failure as Bank may reasonably request and (ii) promptly notify Bank if it believes that such material systems failure cannot be remedied by the estimated date, which notice shall include a description of the circumstances which gave rise to such delay, and the actions proposed to be taken in response thereto. Company shall promptly notify Bank when such a material systems failure has been remedied.
Article 9

AUDIT AND REPORTING REQUIREMENTS
9.1
Bank Audit. During the Term and for a period of twelve (12) months following the termination or expiration of this Agreement and any Wind-Down Period, Bank shall have the rights to audit and inspect Company’s books, records, operations, premises, and physical assets to confirm Company’s compliance with Applicable Law, Network Rules, this Agreement, the Program Policies and any Program Schedule, and any other contractual obligations of Company to Bank. Bank shall make commercially reasonable efforts to (i) avoid undue disruption of Company’s business operations; (ii) perform any onsite audit activities during normal business hours using, to the extent reasonably practicable, internal Bank personnel to perform the audit; and (iii) provide at least thirty (30) days’ advance written notice of an audit, except in exigent circumstances where such prior notice cannot be provided. The third-party expenses associated with an initial audit each year shall be borne by Company. Bank may conduct additional audits or reviews as described above to the extent resulting from changes in Applicable Law, safety and soundness concerns under applicable banking law, Bank’s belief or reasonable suspicion of Company’s non-compliance with the provisions of the Program Documents, or Company’s request to add additional products or make substantial modifications to the Program. Additional audits in the same year shall be at Bank’s expense, subject to [***] , [***] , and unless the audit identifies, or was required as a result of, noncompliance by Company with Applicable Law, Network Rules, Program Policies, or this Agreement, including a Program Schedule, in which case Bank’s (i) legal expenses; and (ii) third-party expenses in conducting such audit and any additional audits, as necessary to resolve the noncompliance, shall be at Company’s expense.
9.2
Bank Regulatory Audit. Company acknowledges that (i) Bank is subject to examination and audit by Regulatory Authorities; and (ii) that Regulatory Authorities may also examine and audit Company, as Bank’s service provider and program manager, or require Bank to perform such audit. Company further acknowledges that its performance is subject to examination by Bank Regulatory Authorities, including access to all Program-related work papers, drafts, and other materials or locations in which Company performs any obligations under this Agreement. During the Term and for a period of twelve (12) months following the termination or expiration of this Agreement and any Wind-Down Period, Company agrees to cooperate fully with respect to all such audits at no additional cost to Bank. The timing, scope, and manner of such audits shall be as requested by the applicable Regulatory Authority and, Company agrees to provide Bank or the applicable Regulatory Authority with access to and assistance with any information, materials, personnel, systems, or locations related to a Program and required by Bank or the Regulatory Authority to confirm Company’s compliance with Applicable Law, this Agreement, the Program Policies and any Program Schedule. Company further agrees to notify Bank as soon as practicable of any formal request by any Bank Regulatory Authority to examine Company’s records pertaining to Bank or its customers, if Company is not prohibited by Applicable Law from doing so. Any audit of Company required by a Regulatory Authority shall be at Company’s expense.
9.3
Audit Findings. If Company is determined by Bank to be noncompliant with Applicable Law, Network Rules, this Agreement, the Program Policies or any Program Schedule as a result of any audit, Company shall (i) take immediate action to remedy the non-compliance and shall provide Bank with evidence of the steps taken to rectify the audit finding; and (ii) conduct any additional audits as may be requested by Bank at Company’s sole expense.
9.4
Information Security Audits.
9.4.1
At least once annually, Company shall provide Bank with a SOC 2 (Type II) report issued from an independent qualified audit firm selected by Company, and approved by Bank. Bank has the right to request other information technology audits from time to time if Bank has a reasonable belief of a material deficiency in the Information Security Program or if Bank requires it to address any policies or procedures of Bank or any safety or soundness concerns. Company shall bear the reasonable expenses of any additional audit. Company agrees to cooperate with any additional audit permitted under this section, which shall be conducted by a third-party audit firm that is selected and engaged by, and reports to, Bank and the scope of which shall be determined by Bank. Bank shall receive all draft and final reports from the audit firm and shall be included in any meetings or correspondence related to the audit. The auditor shall deliver the final audit report to Bank, and Bank shall provide a copy of the report to Company. Company may not share the report with any other Person without the consent of Bank. Notwithstanding the foregoing, Bank may, in its sole discretion, accept in lieu of such third party annual audit the report of an information technology audit conducted by Company. In all circumstances, Company shall promptly take action to correct any errors or deficiencies identified in any such report or audit and shall develop, with the approval of Bank, a schedule for the correction of such errors and deficiencies.
9.4.2
Company shall engage a third party acceptable to Bank to conduct complete (full IP address range) internal/external penetration testing and vulnerability scans at a frequency reasonably determined by Bank (and when Company’s network configuration has changed) and promptly provide any reports concerning such testing to Bank. Company shall report to Bank on the remediation or other actions taken in response to the findings of such testing. Company shall require each Critical Service Providers to provide, on an annual basis, evidence reasonably satisfactory to Bank that it has sufficient information security protections. Upon Bank’s request, Company shall provide Bank with a copy of any security documentation provided by such Critical Service Provider. Notwithstanding the foregoing, if, after using reasonable efforts to obtain the foregoing evidence and documentation from such Critical Service Providers, Company cannot obtain such evidence or documentation, Company may request a waiver from this requirement from Bank and Bank may, in its discretion, grant such waiver (not to be unreasonably withheld).
9.5
Reporting.
9.5.1
Periodic Reports. Company shall provide to Bank on no less than an annual basis: (i) standard reporting identified in the Program Guidelines provided by Bank; and (ii) responses to surveys or questionnaires provided by Bank concerning Company’s policies, procedures, and controls to ensure that Company is maintaining compliance with its obligations pursuant to this Agreement. To the extent Company relies on a Critical Service Provider (including a Processor, if any) for any information required by Bank under this provision, Company shall facilitate such reporting. Additionally, Company shall (A) if any models are used in the Program including but not limited to any credit model, Company shall assist Bank in its model validation process and provide necessary documentation and information to ensure general understanding of the modeling approach, assumptions, input data, and model performance to meet the requirement of model governance framework and (B) participate in third party management monitoring calls as may be required by Bank. The Parties shall agree on a case by case basis the time frame within which Company must provide the information required by Bank, except where Bank must request the information on behalf of or instruction from any Bank Regulatory Authority, in which case the term set by such Regulatory Authority must be complied with. Company will ensure that all information provided to Bank (whether directly or indirectly) is correct and all records reported are complete and accurate to the best of Company’s knowledge (after reasonable investigation). Company agrees to comply with the requirements of this section at Company’s expense.
9.5.2
Financial Statements. Company shall provide to Bank (i) an audited annual financial statement, which shall, at a minimum, include a balance sheet, income statement, statement of cash flows, a statement of stockholders’ equity, the accountants’ letter to management and unqualified opinion, within one hundred twenty (120) days following the end of Company’s fiscal year that is audited by an independent certified public accountant and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP; and (ii) an unaudited quarterly financial statement (that includes Company and its subsidiaries), which shall, at a minimum, include a balance sheet, income statement and statement of cash flows for each month of such quarter, within forty-five (45) days after the end of each quarter, certified by the chief executive officer, chief financial officer, treasurer or controller of Company as fairly presenting the financial condition, results of operations and cash flows of Company and subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments, and including financial statements both for that quarter and year-to-date.
9.5.3
Information Requested by Bank. Company shall provide to Bank any other data submissions and reports related to the Program as may be reasonably required by Bank to maintain effective enterprise risk management, internal controls and compliance management systems and to monitor Company’s and its Service Providers for compliance with this Agreement, any Program Schedule, Program Documents, Program Policies, and Applicable Law in order to facilitate Bank’s compliance with the Interagency Guidance, in each case in accordance with Company’s then-current Third Party Risk Management Policy or other applicable risk management policy and procedures approved by Bank.
9.6
Document Retention. Company shall maintain and retain on behalf of Bank all original Applications and copies of all notices and other documents relating to rejected Applications for the period set forth in the Program Guidelines. Company shall further maintain originals or copies, as applicable, of all the Product Documents, Marketing Materials and any other documents provided to or received from Accountholders and/or Applicants for a period set forth in the Program Guidelines. Upon written request by Bank and for so long as the Program Guidelines require the documents described in this section to be maintained, Company shall deliver to Bank any of the foregoing documents requested by Bank with respect to the Program.

9.7
Notification to Bank. Company agrees that should an audit, investigation or review of Company or its Service Providers reveal noncompliance with this Agreement, a Program Schedule, Program Policies, and/or Applicable Law, Company shall notify Bank as soon as reasonably possible but, in any case, within ten (10) Business Days of notice of the noncompliance. In addition to the indemnification provided for in Section 12.2.1, Company agrees to take all necessary steps requested by Bank or required by Bank’s Regulatory Authorities to remediate and conform in all material respects Company’s or Company’s Service Providers’ actions with this Agreement, the applicable Program Schedule, Program Documents, Program Policies, and/or Applicable Law. Company further agrees to establish appropriate mitigation steps to Bank’s reasonable satisfaction designed to prevent the reoccurrence of any such noncompliance.
9.8
Consumer Credit Products. With respect to Consumer Credit Products, Company shall provide such supplemental information that is reasonably available to Company without undue effort or expense as Bank may reasonably request regarding the performance of Consumer Credit Products originated through the Program using measures such as production volumes and trends, approval rates, decline rates, losses, delinquencies, collections, prepayments, Consumer Credit Products in bankruptcy, identification of Consumer Credit Products that have been granted modified terms together with, to the extent applicable, a description of the modifications, late payments, non-sufficient funds fees, returns, and reversal fees, any other events factoring into the repayment history of a Consumer Credit Products, and any other measure that Company internally tracks (all of which shall be deemed Company’s Confidential Information). Company shall provide such information in a commercially reasonable manner and in a form sufficient to permit Bank to conduct a meaningful analysis for banking purposes, including compliance and credit quality, including by individual third parties, loan type, origination period or vintage, and credit grade or score bands.
Article 10

FEES AND EXPENSES
10.1
General. Fees, pricing, and expenses for each Program shall be set forth in each Program Schedule. Each Party shall bear its own internal costs of performing its obligations under this Agreement. The expenses set forth in a Program Schedule are in addition to any expenses a Party is required to pay under this Agreement.
10.2
Operating Account. Company shall, during the Term and any Wind-Down Period, maintain an operating account (“Operating Account”) at Bank. The Operating Account will be used for payments owed or payable by each Party in the Program. The Operating Account shall be governed by the terms and conditions of Bank’s standard commercial deposit account agreement and treasury management agreements, as applicable.
10.3
Taxes. Each Party shall be responsible for payment of any federal, state or local taxes or assessments associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements with regard thereto. Company acknowledges and agrees that all excise, sales, use, transfer, documentary, stamp tax, intangible or similar taxes that are payable, that relate to, or arise as a result of any Loans, including Consumer Products, contemplated by this Agreement, including without limitation Florida’s documentary stamp tax set forth in Section 201.08 of the Florida Statutes (“Taxes”) and any recording or filing fees relating to the Taxes, shall be timely paid by Company. In the event that Bank pays the Taxes described in the immediately preceding sentence, including any penalties or interest imposed thereon, then Company shall promptly reimburse Bank for its payment of such amounts.
10.4
Payments. Notwithstanding anything to the contrary contained herein, neither Party shall be excused from making any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement; provided, that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under this Agreement, any Program Schedule, or Applicable Law.

10.5
Invoices. Bank shall send Company a periodic, reasonably itemized invoice for amounts due pursuant to this Article or the corresponding provisions of any Program Schedule to an email address designated by Company. Company shall pay such invoice within thirty (30) days of receipt of such invoice. Company may raise a good faith dispute on the amounts in an invoice by providing written notice to Bank together with a reasonably detailed description of the reason for dispute. If Company fails to provide notice of a dispute within sixty (60) days of the date of the applicable invoice, Company shall be deemed to have waived its dispute rights. Payment shall be due thirty (30) days after the date of an invoice and Bank shall debit the Operating Account for the undisputed amount of the invoice. In the event there are insufficient funds in the Operating Account to make payment on an invoice when due, Company shall make an immediate payment to Bank. Bank may assess a service charge of 1.5% per month on any invoice amounts due under this Agreement that are thirty (30) days past due.
10.6
Reserve Account(s).
10.6.1
Program Reserve Account(s). In connection with a Program, Bank has the right to require Company to establish one or more reserve accounts to secure obligations of Company under this Agreement and any Program. Company agrees to fund such Reserve Account(s) in such minimum amounts as may be set forth in an applicable Program Schedule or hereunder, and Company hereby grants a security interest in such Reserve Account(s) to secure Program obligations under the Program Documents. Company shall take all actions necessary to ensure Bank’s security interest is perfected.
10.6.2
Required Minimum Balance. Bank shall establish and Company shall fund and maintain at all times one or more noninterest-bearing deposit accounts at Bank in the Company’s name to hold funds to cover obligations of Company to Bank, which shall be controlled by Bank and held on behalf of Company (the “Reserve Account”). Company shall ensure any required Reserve Account is funded at all times with a minimum balance in an amount not less than an amount computed according to Exhibit D or as set forth in the Program Schedule (as applicable), as modified from time to time in accordance with Section 10.6.4 (“Required Minimum Balance”). Company shall fund the Reserve Account(s) prior to the provision of any Services to Borrowers or marketing the applicable Program to any Person and shall maintain the Required Minimum Balance in the Reserve Account(s) for a minimum of one hundred and eighty (180) days following the termination of this Agreement and any Wind-Down Period. The Bank retains the right to withhold the Reserve Account balance in the event Company’s payments or any monetary obligations are outstanding at the end of the Wind-Down Period. For the avoidance of doubt, the existence of the Reserve Account(s) shall not limit any liability for any Losses, liabilities, costs or other expenses that Company is responsible for under the terms of any Program Documents or any Schedule. Company grants to Bank a security interest in the Reserve Account(s) to secure the full and faithful performance of Company’s obligations under any Program Schedule or Program Document.
10.6.3
Bank’s Right to Withdraw from Reserve Account. Without limiting any other rights or remedies of Bank under any Program Documents, this Program Schedule or as may be available at law or equity, Bank shall have the right to withdraw funds from the Reserve Account to cover [***]. Prior to any of Bank’s withdrawal of funds in connection with this Section, Bank shall provide written notice to Company. Thereafter if not paid directly by Company and such amounts are withdrawn by Bank, then Company will deposit into the relevant Reserve Account an amount sufficient to cause the balance to be not less than the Required Minimum Balance within two (2) Business Days after receipt of such notice.
10.6.4
Modifications. Bank reserves the right to increase or decrease the Required Minimum Balance using the method set forth in the Program Schedule requiring the Reserve Account in the event of [***]; provided, however, that any such change resulting in an increase to the calculation of the Required Minimum Balance shall be accompanied by a good faith justification for such change and a reasonable time from for the implementation.
10.6.5
Company’s Right to Withdraw from Reserve Account. Company acknowledges and agrees it shall not, and shall have no rights to, withdraw funds from the Reserve Account unless and solely to the extent such withdrawal shall not cause the balance in the Reserve Account to fall below the Required Minimum Balance.

10.7
Right of Setoff. Bank may, in its sole discretion, deduct, set-off, combine, consolidate or otherwise appropriate and apply [***].
Article 11

TERM AND TERMINATION
11.1
Term.
11.1.1
Agreement Term. Unless terminated earlier in accordance with this Article 11, this Agreement shall have an initial term beginning on the Effective Date and ending on the final day of the calendar month that is the fifth (5th) anniversary of the Effective Date (the “Initial Term”) and shall renew automatically for successive terms of two (2) years each (each a “Renewal Term,” and, collectively, the Initial Term and Renewal Term(s), together with any Wind-Down Period, shall be referred to as the “Term”), unless either Party provides written notice of non-renewal to the other Party at least three hundred sixty five (365) days prior to the end of the Initial Term or any Renewal Term or this Agreement is earlier terminated in accordance with the provisions hereof.
11.1.2
Program Schedule Term. Each Program Schedule shall have a term expiring at the end of the Term, unless otherwise specified in such Program Schedule.
11.2
Termination.
11.2.1
Program Schedule Termination. Either Party shall have the right to terminate this Agreement upon the expiration or earlier termination of all Program Schedules; provided, that the provisions that are specifically noted to survive any expiration or termination in this Agreement or any Program Schedule shall survive such expiration or termination.
11.2.2
Bank Termination Rights. Bank shall have the right to terminate this Agreement immediately upon written notice to Company if:
11.2.2.1
Bank determines (i) in good faith following discussions with outside counsel that (a) its continued performance under this Agreement or any Program Schedule would be in violation of Applicable Law, including but not limited to, as a result of a change in Applicable Law, any judicial decision of a court having jurisdiction over Bank, or any interpretation of a Regulatory Authority with jurisdiction over Bank, or (b) its continued performance under this Agreement or any Program Schedule would materially and adversely affect the safety and soundness of Bank; and (ii) that such material violation cannot be cured through timely modification of a Program, as provided herein;
11.2.2.2
Bank’s continued participation in the Program has been prohibited by order or injunction of any court or Regulatory Authority;
11.2.2.3
There is a Material Adverse Effect with respect to the Company that, if capable of cure, remains uncured more than thirty (30) Business Days after written notice thereof from Bank;
11.2.2.4
Company breaches any of its Financial Covenants and does not cure such breach or does not obtain a written waiver of such breach from Bank within thirty (30) Business Days after written notice thereof from Bank;
11.2.2.5
Company breaches its obligations to fund any Reserve Account and does not fund the Reserve Account up to the minimum balance required thereof within two (2) Business Days after written notice of insufficient funding from Bank; or
11.2.2.6
[***].

11.2.3
Mutual Termination Rights. Either Party shall have the right to terminate this Agreement immediately upon written notice to the other Party in any of the following circumstances:
11.2.3.1
Any representation or warranty made by the other Party in this Agreement or any Program Schedule shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to such other Party;
11.2.3.2
The other Party shall default in the performance of any material obligation or undertaking under this Agreement or any Program Schedule, and such default shall continue for thirty (30) Business Days after written notice thereof has been given to such other Party;
11.2.3.3
The other Party shall have a receiver or conservator appointed for it, shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian or other similar official or to any involuntary case or other similar proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
11.2.3.4
An involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against the other Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian or other similar official of it or any substantial part of its property and such action or proceeding remains undismissed sixty (60) days after its filing; or an order for relief shall be entered against the other Party under the federal bankruptcy laws as now or hereafter in effect; or
11.2.3.5
The Servicing Agreement or Purchase Agreement expire, are terminated, or are otherwise no longer in effect.
11.2.4
Company Termination Rights. Company shall have the right to terminate this Agreement immediately upon written notice to Bank:
11.2.4.1
If there is a Material Adverse Effect with respect to Bank (i) involving an event, change, or occurrence that individually or together with any other event, change, or occurrence, has a material adverse impact on the ability of Bank to perform its obligations under this Agreement or any Program Schedule, and (ii) if capable of cure, remains uncured more than thirty (30) Business Days after written notice thereof from Company;
11.2.4.2
If there is a Change of Control at Bank that results in Bank’s acquisition by a direct competitor of Company;
11.2.4.3
[***];
11.2.4.4
For [***] following the expiration of three hundred sixty-five (365) days’ written notice to Bank; or
11.2.4.5
If an action by Bank under a Program Document (except to the extent that such action was taken by Company in its capacity as service provider to Bank) or a change in Applicable Law (including the interpretation thereof by a federal or state court or a regulatory authority that has supervisory or investigatory authority over Bank) has a material and adverse impact [***].
11.2.5
Suspension.

11.2.5.1
In addition to any other rights or remedies available to Bank under this Agreement or by law, Bank shall have the right to suspend performance of its obligations under this Agreement during the period commencing with the occurrence of, and following after any applicable cure period set forth hereunder, any [***], and in any case such suspension of performance shall end when such condition has been cured. Provided, however, that with respect to [***].
11.2.5.2
Notwithstanding the foregoing, Bank shall not suspend performance of any existing obligations owed directly to Accountholders under the Account Agreement or any other agreement by and between Accountholders and Bank, as required by Applicable Law.
11.2.6
Effect of Termination.
11.2.6.1
The termination or expiration of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination.
11.2.6.2
To the extent this Agreement is terminated by Company pursuant to the terms hereunder or by Company or Bank at the end of the Term (i) Company shall (x) cooperate with Bank to implement an appropriate wind down plan to comply with Applicable Law and minimize any customer impact and (y) purchase any Consumer Credit Products or Receivables owned by Bank as of the termination date from Bank in accordance with the Purchase Agreement (other than Retained Loans); and (ii) Bank may, but will no longer be obligated to originate, any Consumer Credit Products or Receivables as of the termination date.
11.3
Termination Payments.
11.3.1
If for any reason this Agreement is terminated prior to the end of the Initial Term or Renewal Term due to (i) Company’s termination of the Agreement under Section 11.2.4.4; or (ii) Bank’s termination of the Agreement under Sections 11.2.3.1 through 11.2.3.4 (inclusive), 11.2.2.1 (if the cause of any event contemplated under Section 11.2.2.1 is caused by Company), 11.2.2.2 (if the cause of the event contemplated under Section 11.2.2.2 is caused by Company), 11.2.2.3 through 11.2.2.6 (inclusive), or pursuant to Section 11.2.3.5 where (y) the Purchase Agreement is terminated by Bank pursuant to Sections 6.2(a)(i)-(ii) (inclusive) or Section 6.2(b); or (z) the Servicing Agreement is terminated by Bank pursuant to Sections 7.2(c)(i)-(iii) (inclusive) or Section 7.2(b), then [***] .

11.4
Post-Termination Assistance and Wind-Down.
11.4.1
So long as it is not prohibited by Applicable Law, in the event of the termination or expiration of this Agreement or a Program Schedule, the Parties agree to cooperate in good faith to transition or wind-down any affected Program(s) in accordance with Applicable Law in a commercially reasonable way within 180 days from the date of termination or expiration (the “Wind-Down Period”). Each Party acknowledges that the goals of any transition or wind-down of any Program are to benefit the Accountholders by minimizing any possible burdens or confusion and to protect and enhance the names and reputations of the Parties. During the Wind-Down Period, Company shall not accept any Account Applications, or onboard Accountholders, and Bank shall not open any new Accounts, except that Bank will fund any Closed-End Consumer Credit Products that were approved by Bank prior to the termination date. Except as otherwise provided in this section, each Party shall remain in compliance with all provisions of the Agreement and any Program Schedule, including the maintenance of the appropriate balances in the Operating Account and any Reserve Account and the timely payment of all other amounts under the Agreement and any Program Schedule. In the event (i) Company fails to provide effective notice of its intent to transition a Program pursuant to Section 11.4.2 below; or (ii) a transition is otherwise not permitted, the Parties shall work in good faith to wind down the Program in compliance with Applicable Law. The Bank shall retain the right to shorten the Wind-Down Period if required by a Regulatory Authority.
11.4.2
Transition. If this Agreement or any Program Schedule terminates or expires, Company may elect at its sole cost and expense to transition the affected Program to a qualified successor financial institution (“Successor Bank”); provided that, notwithstanding anything herein to the contrary, Bank shall be under no obligation to transition any Program if (i) Bank has terminated this Agreement or any Program Schedule as a result of Company’s breach of the Agreement or Program Schedule; (ii) transitioning the Program would result in Bank’s noncompliance with Applicable Law or the supervisory guidance of a Regulatory Authority; or (iii) the assignment or other documentation used to effectuate the transition does not provide that Bank will be fully indemnified and released with respect to any and all liabilities arising out of or relating to the Program after the date the Program is transitioned to the Successor Bank. In the event Company is eligible to transition the Program to a Successor Bank (a “Transition Event”), Company must give written notice of its decision to exercise this option within fifteen (15) days of the notice giving rise to termination of this Agreement or any Program Schedule and, within thirty (30) days of such notice, must provide a detailed, written transition plan, including Company’s proposed timeline for transition, transition procedures, planned Successor Bank, the proposed assignment or other documentation and any other information reasonably requested by Bank (a “Transition Plan”). The Transition Plan must ensure the transition is accomplished prior to the end of the Wind-Down Period.
11.4.3
Transition Plan. Bank and Company shall meet promptly and use best efforts to finalize a mutually agreed Transition Plan. Unless otherwise contemplated by the Transition Plan, Bank and Company shall continue to be bound by and comply with the terms of this Agreement and any Program Schedule and to perform all of their obligations hereunder until such time as all obligations have been satisfied and resolved to Bank’s satisfaction. If Company is unable or unwilling to continue meeting its obligations under this Agreement, or if the Parties have not agreed on a final Transition Plan within thirty (30) days of the notice to transition to a Successor Bank, the Parties agree to wind the Program down in accordance with Section 11.4.1.
11.4.4
Publicity of Termination or Wind-Down. Except as required by Applicable Law, in no event will either Party make any public statement or customer communication regarding the termination or wind-down of this Agreement or a Transition Event, or any Program without the express prior written approval of the other, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, Bank or Company may communicate the termination or expiration of this Agreement with (i) any third party with which it has contracted to provide services for the affected Program(s), (ii) any third party involved in a Financing Transaction or Whole Loan Transfer if there is a contractual obligation under the related documents to do so; provided, however, Company shall ensure such third party maintains the confidentiality of any such communication, and (iii) in the case of a Transition Event, to any third party with which Company desires to negotiate to take over as Successor Bank.
11.4.5
Transition Event Services and Wind-Down Costs. Upon notice of termination of this Agreement, the Parties shall mutually agree upon the allocation of expenses and costs associated with a wind-down of any Program or transition to a Successor Bank of any Program, except to the extent this Agreement is terminated for cause by Bank, then Company shall be responsible for all reasonable and documented third party expenses and costs associated with such wind-down or transition. If, after good faith negotiations, the Parties are unable to agree on the allocation of expenses and costs within twenty (20) days of notice of termination, then Company shall be responsible for all reasonable and documented third party expenses and costs associated with such wind-down or transition; provided, however, Company shall not be responsible for any such expenses and costs that exceed the amount customarily incurred by Bank in connection with the wind-down or transition of programs similar to the Program. Notwithstanding, Company shall reimburse Bank for all reasonable and documented expenses incurred by Bank in connection with the transfer of any Program to a Successor Bank, including any costs associated with preparing or negotiating any documentation with Company and Successor Bank. Each Party shall pay its own internal costs and expenses incurred in connection with any wind-down of this Agreement or Transition Event.
Article 12

LIMITATION OF LIABILITY; INDEMNIFICATION
12.1
Limitation of Liability.

12.1.1
Limitation on Special Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY AND EXCEPT AS PROVIDED IN SECTION 12.1.3.1, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, OR EXEMPLARY DAMAGES OF ANY KIND WHATSOEVER OR LOST PROFITS (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY PROGRAM SCHEDULE.
12.1.2
Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement and except as provided [***], (i) Bank’s total liability for any and all damages arising from Programs or under any Program Documents not involving Consumer Credit Products shall not exceed [***], (ii) Bank’s total liability for any and all damages arising from Programs involving Consumer Credit Products shall not exceed [***], and (iii) Bank’s total liability for any and all damages arising from Bank’s indemnification obligation set forth [***] shall not exceed [***]. [***] Notwithstanding anything to the contrary under any Program Documents, there shall be no duplication of losses indemnified by or recoverable against Bank or Company under any Program Document and any other agreement by and between Bank and Company.
12.1.3
Exclusions to Limitations.
12.1.3.1
SECTION 12.1.1 SHALL NOT APPLY TO ANY CLAIM ARISING FROM OR RELATED TO (i) ANY FRAUD, GROSS NEGLIGENCE, INTENTIONAL OR WILLFUL BREACH OF A PARTY; OR (ii) EITHER PARTY’S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 12.2 OR UNDER ANY PROGRAM DOCUMENT.
12.1.3.2
SECTION 12.1.2 SHALL NOT APPLY TO ANY CLAIM ARISING FROM OR RELATED TO ANY FRAUD, GROSS NEGLIGENCE, INTENTIONAL OR WILLFUL BREACH OF BANK.
12.2
Indemnification.
12.2.1
Company Obligations. Except in each case to the extent of Losses [***] , Company shall be liable to and shall indemnify, defend, and hold harmless Bank and its respective directors, officers, employees, agents and Affiliates and permitted assigns from and against any and all Losses arising out of [***] .
12.2.2
Bank Obligations. Except in each case to the extent of Losses [***], Bank shall be liable to and shall indemnify, defend, and hold harmless Company and its respective directors, officers, employees, agents and Affiliates and permitted assigns from and against any and all Losses arising out of [***] .
12.2.3
Losses. Except to the extent of Losses [***], Company agrees that it shall be responsible for and liable to Bank for all Losses incurred by Bank in connection with a Program including, but not limited to: [***].
12.2.4
Notice of Claims. To the extent permitted by Applicable Law, the Party seeking indemnification (the “Indemnified Party”) hereunder shall promptly notify the indemnifying party (the “Indemnifying Party”), but, in the case of lawsuit, in no event later than the time necessary to enable the Indemnifying Party to file a timely answer to the complaint, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which the Indemnifying Party is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the claim and, if known, the amount or an estimate of the amount of the Losses; provided, that failure to promptly give such notice shall only limit the liability of the Indemnifying Party to the extent of the actual prejudice, if any, suffered by the Indemnifying Party as a result of such failure. The

Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by the Indemnifying Party to defend against the Indemnifiable Claim.
12.2.5
Defense and Counsel. Subject to the terms hereof, the Indemnifying Party shall have the right to assume the defense of any suit, claim, action or proceeding. The Indemnifying Party shall have [***] after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to notify each relevant Indemnified Party in writing of the Indemnifying Party’s election to assume the defense of the Indemnifiable Claim and, through counsel of the Indemnifying Party’s own choosing, and at its own expense, to commence the settlement or defense thereof, and each such Indemnified Party shall cooperate with the Indemnifying Party in connection therewith if such cooperation is so requested and the request is reasonable; provided, that the Indemnifying Party shall hold each Indemnified Party harmless from its reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred in connection with the Indemnified Parties’ cooperation; provided, further, that if the Indemnifiable Claim relates to a matter before a Regulatory Authority, each Indemnified Party may elect, upon written notice to the Indemnifying Party, to assume the defense of the Indemnifiable Claim at the cost of and with the cooperation of the Indemnifying Party. If the Indemnifying Party assumes responsibility for the settlement or defense of any such claim, (i) the Indemnifying Party shall permit each relevant Indemnified Party to participate at such Indemnified Party’s expense (for which no claim of Losses shall be made) in such settlement or defense through counsel chosen by such Indemnified Party; provided, that, in the event that both the Indemnifying Party and an Indemnified Party are defendants in the proceeding, and such Indemnified Party has reasonably determined and notified the Indemnifying Party that representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interests between them, then the reasonable fees and expenses of one such counsel for all Indemnified Parties in the aggregate shall be borne by the Indemnifying Party; and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without each relevant Indemnified Party’s consent, except that the Indemnifying Party may settle any Indemnifiable Claim upon notice to each such Indemnified Party if the settlement involves only the payment of money damages and no admission of liability by any Person and no injunctive relief, and the settlement is subject to a confidentiality provision prohibiting disclosure of the terms of the settlement.
12.2.6
Settlement of Claims. If the Indemnifying Party does not notify each relevant Indemnified Party in writing within [***] after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if the Indemnifying Party fails to contest vigorously any such Indemnifiable Claim, or if an Indemnified Party elects to control the defense of an Indemnifiable Claim before a Regulatory Authority as permitted by Section 12.2.4 above, then, in each case, the Indemnified Party shall have the right, upon reasonable written notice to the Indemnifying Party, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify the Indemnifying Party in writing prior thereto of any compromise or settlement of any such Indemnifiable Claim and shall consider in good faith and discuss with the Indemnifying Party any objection to the settlement the Indemnifying Party may express. No action taken by any Indemnified Party pursuant to this paragraph (e) shall deprive such Indemnified Party of its rights to indemnification pursuant to this Article 12.
12.2.7
Indemnification Payments. Amounts owing under Section 12.2 shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such Losses.
Article 13

MISCELLANEOUS
13.1
Relationship of Parties. Except as otherwise provided herein, Bank and Company agree that they are in the position of independent contractors in performing their responsibilities pursuant to this Agreement. This Agreement is not intended to create, nor does it create, and it shall not be construed to create, a relationship of partner or joint venturer or any association for profit between and among Bank and Company.

13.2
Governing Law. This Agreement shall be governed by federal law, as well as the internal laws, and not by the laws regarding conflicts of laws, of the State of California. Each Party hereby submits to the jurisdiction of the federal and state courts sitting in San Francisco, California for the resolution of any and all claims arising out of or related to this Agreement, and waives any objection to venue with respect to actions brought in such courts.
13.3
Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. In addition to Section 2.1.3 (Program Modifications), if the operation of a Program or the compliance by a Party with its obligations set forth herein causes or results in a violation of an Applicable Law, the Parties agree to negotiate in good faith to modify the impacted Program or this Agreement as necessary in order to permit the Parties to continue the impacted Program in full compliance with Applicable Law.
13.4
Assignment. This Agreement and the rights and obligations hereunder shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. Neither Party shall be entitled to assign or transfer any interest under this Agreement without the prior written consent of the other Party; provided that Bank may assign or transfer any interest under this Agreement to an Affiliate without the prior written consent of Company only if the Affiliate is a federally chartered depository institution with federal deposit insurance. No assignment under this section shall relieve a Party of its obligations under this Agreement.
13.5
Third-Party Beneficiaries. Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person.
13.6
Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed received (a) on the day delivered, if delivered by hand; (b) on the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or (c) three (3) Business Days after the date of mailing to the other Party, if mailed first-class mail postage prepaid, in each case at the applicable address that follows (or such other address as either Party shall specify in a notice to the other):

To Bank: Column National Association Attention: [***][***] Email: [***]To Company: Regional Management Corp.
Attention: [***]
979 Batesville Rd., Suite B
Greer, SC 29651

Email: [***]

13.7
Amendment and Waiver. This Agreement may not be amended orally, but only by a written instrument signed by all Parties. The delay or failure of a Party to require the performance of any term of this Agreement or the waiver by a Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.
13.8
Entire Agreement. This Agreement, the exhibits hereto, the Program Schedules, and any exhibits thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.

13.9
Further Assurances. From time to time, each Party will execute and deliver to the other such additional documents and will provide such additional information as the other Party may reasonably require to carry out the terms of this Agreement.
13.10
Referrals. Neither Party has agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of such person’s services rendered in connection with this Agreement that would give rise to any valid claim against the other Party for any commission, finder’s fee or like payment.
13.11
Counterparts. This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. The Parties agree that this Agreement and signature pages may be transmitted between them by electronic mail and that PDF signatures may constitute original signatures and that a PDF signature page containing the signature (PDF or original) is binding upon the Parties.
13.12
Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto, and the same shall be construed neither for nor against either Party but shall be given a reasonable interpretation.
13.13
Force Majeure. If any Party is unable to carry out the whole or any part of its obligations under this Agreement by reason of a Force Majeure Event, then the performance of the obligations under this Agreement of such Party as they are affected by such cause shall be excused during the continuance of the inability so caused, except that should such inability not be remedied within thirty (30) days after the date of such cause, the Party not so affected may at any time after the expiration of such thirty (30) day period, during the continuance of such inability, terminate this Agreement on giving written notice to the other Party and without payment of a termination fee or other penalty. To the extent that the Party not affected by a Force Majeure Event is unable to carry out the whole or any part of its obligations under this Agreement because a prerequisite obligation of the Party so affected has not been performed, the Party not affected by a Force Majeure Event also is excused from such performance during such period. A “Force Majeure Event” as used in this Agreement shall mean an unanticipated event that is not reasonably within the control of the affected Party or its subcontractors (including, but not limited to, acts of God, acts of governmental authorities, strikes, war, riot and any other causes of such nature), and which by exercise of reasonable due diligence, such affected Party or its subcontractors could not reasonably have been expected to avoid, overcome or obtain, or cause to be obtained, a commercially reasonable substitute therefor. No Party shall be relieved of its obligations hereunder if its failure of performance is due to removable or remediable causes which such Party fails to remove or remedy using commercially reasonable efforts within a reasonable time period. Either Party rendered unable to fulfill any of its obligations under this Agreement by reason of a Force Majeure Event shall give prompt notice of such fact to the other Party, followed by written confirmation of notice, and shall exercise due diligence to remove such inability with all reasonable dispatch.
13.14
Insurance. Company agrees to maintain adequate insurance coverage on the terms and conditions specified in Exhibit C at all times during the Term, to provide an annual update of all insurance coverages and to notify Bank promptly of any cancellation or lapse of any such insurance coverage. Insurance policies required to be maintained hereunder shall be procured from insurance companies reasonably acceptable to Bank. Company shall provide evidence of its insurance coverages in the form of certificates of insurance promptly following the Effective Date and at each policy renewal or replacement.
13.15
Headings. Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.
13.16
Publicity. Except as provided in Section 11.4.4, Company agrees that Company may only refer to Bank, the Programs, and any Services offered through a Program in any public statement, press releases,

promotional materials and marketing materials, including marketing scripts, press releases, and other marketing materials with the prior written approval of Bank. Bank may require a change in such materials upon written notice to Company. [***].
13.17
Manner of Payments. Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by ACH transfer, wire, or other payment methods agreed by the Parties to the bank accounts designated by the respective Parties.
13.18
Survival. The terms of this Agreement shall survive through the Wind-Down Period. The terms of Articles 1, 5, 6, 7, 12, and 13 and Sections 3.5, 3.7, 3.12 3.18, 4.2, 4.3, 9.1, 9.2, 9.6, 10.3, 11.2.6, 11.3, and 11.4, and such other provisions as by their terms expressly shall survive termination or expiration of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

COLUMN NATIONAL ASSOCIATION

By: /s/ William Hockey
Name: William Hockey
Title: Chief Executive Officer

REGIONAL MANAGEMENT CORP.

By: /s/ Lakhbir Lamba
Name: Lakhbir Lamba
Title: President and Chief Executive Officer

Exhibits

Exhibit A Program Policies

Exhibit B Company’s Critical Service Providers

Exhibit C Insurance Requirements

Exhibit D Reserve Account Minimum Balance

Exhibit E Accountholder File Minimum Requirements

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